Exhibit 99.1
KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
Part II Item 8. Financial Statements and Supplementary Data
Report of Independent Registered Public Accounting Firm
Independent Auditor Report on Internal Control
Consolidated Balance Sheets
Statements of Consolidated Income
Statements of Consolidated Comprehensive (Loss) Income
Statements of Consolidated Stockholders’ Equity
Statements of Consolidated Cash Flows
Notes to Consolidated Financial Statements
Quarterly Financial Data (Unaudited)

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Kaiser Aluminum Corporation
Foothill Ranch, California

We have audited the accompanying consolidated balance sheets of Kaiser Aluminum Corporation and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive (loss) income, stockholders' equity, and cash flows for each of the three years ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kaiser Aluminum Corporation and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 29, 2012 expressed an adverse opinion on the Company's internal control over financial reporting because of a material weakness.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
February 29, 2012
(May 14, 2012 as to Note 15 and July 23, 2012 as to Note 22)

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Kaiser Aluminum Corporation
Foothill Ranch, California

We have audited Kaiser Aluminum Corporation's and subsidiaries' (the “Company's”) internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control Over Financial Reporting (not presented herein). Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on that risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. The following material weakness has been identified and included in management's assessment: the review of the completeness and accuracy of information used to value the postretirement benefit obligations of the union voluntary employee's beneficiary association.

This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the consolidated financial statements as of and for the year ended December 31, 2011, of the Company and this report does not affect our report on such financial statements.

In our opinion, because of the effect of the material weakness identified above on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2011, of the Company and our report dated February 29, 2012 (May 14, 2012 as to Note 15 and July 23, 2012 as to Note 22) expressed an unqualified opinion on those financial statements.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
February 29, 2012

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$49.8	$135.6
Receivables:
Trade, less allowance for doubtful receivables of $0.9 at December 31, 2011 and $0.6 at December 31, 2010, respectively	98.9	83.0
Other	1.2	5.2
Inventories	205.7	167.5
Prepaid expenses and other current assets	78.9	80.1
Total current assets	434.5	471.4
Property, plant, and equipment — net	367.8	354.1
Net asset in respect of VEBA(s)	144.7	158.0
Deferred tax assets — net	226.9	245.3
Intangible assets — net	37.2	4.0
Goodwill	37.2	3.1
Other assets	72.3	83.0
Total	$1,320.6	$1,318.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62.2	$50.8
Accrued salaries, wages, and related expenses	30.9	31.1
Other accrued liabilities	41.0	42.0
Payable to affiliate	14.4	17.1
Long-term debt-current portion	1.3	1.3
Total current liabilities	149.8	142.3
Net liability in respect of VEBA	20.6	—
Long-term liabilities	126.0	134.7
Cash convertible senior notes	148.0	141.4
Other long-term debt	3.4	11.8
Total liabilities	447.8	430.2
Commitments and contingencies — Note 11
Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized at both December 31, 2011 and December 31, 2010; no shares were issued and outstanding at December 31, 2011 and December 31, 2010	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both December 31, 2011 and at December 31, 2010; 19,253,185 shares issued and outstanding at December 31, 2011 and 19,214,451 shares issued and outstanding at December 31, 2010	0.2	0.2
Additional capital	998.4	987.1
Retained earnings	84.4	78.0
Common stock owned by Union VEBA subject to transfer restrictions, at reorganization value, 2,202,495 shares at December 31, 2011 and 3,523,980 shares at December 31, 2010	(52.9)	(84.6)
Treasury stock, at cost, 1,724,606 shares at December 31, 2011 and December 31, 2010	(72.3)	(72.3)
Accumulated other comprehensive loss	(85.0)	(19.7)
Total stockholders’ equity	872.8	888.7
Total	$1,320.6	$1,318.9

The accompanying notes to consolidated financial statements are an integral part of these statements.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME

	Year Ended December 31,
	2011	2010	2009
	(In millions of dollars, except share and per share amounts)
Net sales	$1,301.3	$1,079.1	$987.0
Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation, amortization and other items	1,158.9	946.8	766.4
Lower of cost or market inventory write-down	—	—	9.3
Impairment of investment in Anglesey	—	—	1.8
Restructuring costs and other (benefits) charges	(0.3)	(0.3)	5.4
Depreciation and amortization	25.2	19.8	16.4
Selling, administrative, research and development, and general	62.7	67.7	69.9
Other operating (benefits) charges, net	(0.2)	4.0	(0.9)
Total costs and expenses	1,246.3	1,038.0	868.3
Operating income	55.0	41.1	118.7
Other (expense) income:
Interest expense	(18.0)	(11.8)	—
Other income (expense), net	4.3	(4.2)	(0.1)
Income before income taxes	41.3	25.1	118.6
Income tax provision	(16.2)	(13.1)	(48.1)
Net income	$25.1	$12.0	$70.5

Earnings per common share, Basic:
Net income per share	$1.32	$0.61	$3.51
Earnings per common share, Diluted:
Net income per share	$1.32	$0.61	$3.51
Weighted-average number of common shares outstanding (000):
Basic	18,979	19,377	19,639
Diluted	18,979	19,377	19,639

The accompanying notes to consolidated financial statements are an integral part of these statements.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED COMPREHENSIVE (LOSS) INCOME

	Year Ended December 31,
	2011	2010	2009
	(In millions of dollars, except share and per share amounts)

Net income	$25.1	$12.0	$70.5
Other comprehensive (loss) income:
Defined benefit pension plan and VEBAs
Net actuarial (loss) gain arising during the period	(110.6)	25.5	66.3
Prior service cost arising during the period	—	—	(33.8)
Reclassification adjustments:
Less: amortization of net actuarial loss	0.6	0.7	3.8
Less: amortization of prior service cost	4.2	4.2	1.6
Other comprehensive (loss) income relating to defined benefit pension plan and VEBAs	(105.8)	30.4	37.9
Unrealized (loss) gain on available for sale securities	(0.1)	0.1	—
Foreign currency translation adjustment	0.2	(0.5)	(1.5)
Other comprehensive (loss) income, before tax	(105.7)	30.0	36.4
Income tax benefit (expense) related to items of other comprehensive (loss) income	40.4	(11.5)	(14.3)
Other comprehensive (loss) income, net of tax	(65.3)	18.5	22.1
Comprehensive (loss) income	$(40.2)	$30.5	$92.6

The accompanying notes to consolidated financial statements are an integral part of these statements.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED STOCKHOLDERS’ EQUITY

	Common Shares Outstanding	Common Stock	Additional Capital	Retained Earnings	Common Stock Owned by Union VEBA Subject to Transfer Restriction	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
	(In millions of dollars, except for shares)
BALANCE, December 31, 2008	20,044,913	$0.2	$958.6	$34.1	$(116.4)	$(28.1)	$(60.3)	$788.1
Net income	—	—	—	70.5	—	—	—	70.5
Other comprehensive income, net of tax							22.1	22.1
Capital distribution by unconsolidated affiliate to its parent company	—	—	(0.1)	—	—	—	—	(0.1)
Issuance of non-vested shares to employees	196,829	—	—	—	—	—	—	—
Issuance of common shares to employees in lieu of cash bonus	15,674	—	0.3	—	—	—	—	0.3
Issuance of common shares to directors	3,734	—	0.1	—	—	—	—	0.1
Issuance of common shares to employees upon vesting of restricted stock units and performance shares	21,089	—	—	—	—	—	—	—
Cancellation of employee non-vested shares	(5,668)	—	—	—	—	—	—	—
Cash dividends on common stock ($0.96 per share)	—	—	—	(19.6)	—	—	—	(19.6)
Tax deficiency upon vesting of non-vested shares and dividend payment on unvested shares expected to vest	—	—	(0.1)	—	—	—	—	(0.1)
Amortization of unearned equity compensation	—	—	9.0	—	—	—	—	9.0
BALANCE, December 31, 2009	20,276,571	$0.2	$967.8	$85.0	$(116.4)	$(28.1)	$(38.2)	$870.3
Net income		—	—	12.0	—	—	—	12.0
Other comprehensive income, net of tax							18.5	18.5
Sale of Union VEBA shares by the Union VEBA, net of tax of $19.6	—	—	0.7	—	31.8	—	—	32.5
Issuance of warrants	—	—	14.3	—	—	—	—	14.3
Issuance of non-vested shares to employees	97,931	—	—	—	—	—	—	—
Issuance of common shares to directors	4,612	—	0.2	—	—	—	—	0.2
Issuance of common shares to employees upon vesting of restricted stock units and performance shares	4,934	—	—	—	—	—	—	—
Cancellation of employee non-vested shares	(5,968)	—	—	—	—	—	—	—
Cancellation of shares to cover employees’ tax withholdings upon vesting of non-vested shares	(11,729)	—	(0.4)	—	—	—	—	(0.4)
Repurchase of common stock	(1,151,900)	—	—	—	—	(44.2)	—	(44.2)
Cash dividends on common stock ($0.96 per share)	—	—	—	(19.0)	—	—	—	(19.0)
Amortization of unearned equity compensation	—	—	4.5	—	—	—	—	4.5
BALANCE, December 31, 2010	19,214,451	$0.2	$987.1	$78.0	$(84.6)	$(72.3)	$(19.7)	$888.7
Net income	—	$—	$—	$25.1	$—	$—	$—	$25.1
Other comprehensive loss, net of tax	—	—	—	—	—	—	(65.3)	(65.3)
Sale of Union VEBA shares by the Union VEBA, net of tax of $25.0	—	—	8.8	—	31.7	—	—	40.5
Issuance of non-vested shares to employees	83,066	—	—	—	—	—	—	—
Issuance of common shares to directors	3,750	—	0.2	—	—	—	—	0.2
Issuance of common shares to employees upon vesting of restricted stock units and performance shares	17,444	—	—	—	—	—	—	—
Cancellation of employee non-vested shares	(2,889)	—	—	—	—	—	—	—
Cancellation of shares to cover employees’ tax withholdings upon vesting of non-vested shares	(62,637)	—	(3.1)	—	—	—	—	(3.1)
Cash dividends on common stock ($0.96 per share)	—	—	—	(18.9)	—	—	—	(18.9)
Excess tax benefit upon vesting of non-vested shares and dividend payment on unvested shares expected to vest			0.2					0.2
Amortization of unearned equity compensation	—	—	5.2	—	—	—	—	5.2
Reclassification relating to dividends on unvested equity awards	—	—	—	0.2	—	—	—	0.2
BALANCE, December 31, 2011	19,253,185	$0.2	$998.4	$84.4	$(52.9)	$(72.3)	$(85.0)	$872.8

The accompanying notes to consolidated financial statements are an integral part of these statements.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED CASH FLOWS

	Year Ended December 31,
	2011	2010	2009
	(In millions of dollars)
Cash flows from operating activities:
Net income	$25.1	$12.0	$70.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	23.0	19.5	16.4
Amortization of definite-lived intangible assets	2.2	0.3	—
Amortization of debt discount and debt issuance costs	8.6	4.5	—
Deferred income taxes	17.6	13.3	47.3
Excess tax (benefit) deficiency upon vesting of non-vested shares and dividend payment on unvested shares expected to vest	(0.2)	—	0.1
Non-cash equity compensation	5.4	4.7	9.1
Net non-cash LIFO (benefit) charges and lower of cost or market inventory write-down	(7.1)	16.5	18.0
Non-cash unrealized losses (gains) on derivative positions	25.9	5.5	(80.5)
Amortization of option premiums (received) paid, net	(1.2)	1.8	5.5
Non-cash impairment charges	—	4.6	2.3
Equity in income of unconsolidated affiliate, net of distributions	—	—	(1.9)
Losses on disposition of property, plant and equipment	0.2	0.1	0.1
Non-cash net periodic benefit (income) costs	(5.7)	5.1	5.3
Other non-cash changes in assets and liabilities	0.4	(0.7)	0.2
Changes in operating assets and liabilities, net of effect of acquisition:
Trade and other receivables	(8.3)	(1.2)	30.1
Receivable from affiliate	—	0.2	11.6
Inventories (excluding LIFO adjustments and lower of cost or market write-down)	(24.5)	(56.3)	29.1
Prepaid expenses and other current assets	(2.9)	(0.9)	(2.0)
Accounts payable	10.9	4.2	(2.5)
Accrued liabilities	(1.5)	0.4	(19.8)
Payable to affiliate	(2.7)	8.1	(18.5)
Long-term assets and liabilities, net	(2.4)	24.6	7.3
Net cash provided by operating activities	62.8	66.3	127.7
Cash flows from investing activities:
Capital expenditures	(32.5)	(38.9)	(59.2)
Purchase of available for sale securities	(0.3)	(4.4)	—
Proceeds from disposal of property, plant and equipment	0.7	4.8	—
Cash payment for acquisition of manufacturing facility and related assets (net of $4.9 of cash received in connection with the acquisition in 2011)	(83.2)	(9.0)	—
Change in restricted cash	(1.0)	1.1	18.5
Net cash used in investing activities	(116.3)	(46.4)	(40.7)
Cash flows from financing activities:
Proceeds from issuance of cash convertible senior notes	—	175.0	—
Cash paid for financing costs in connection with issuance of cash convertible senior notes	—	(5.9)	—
Purchase of call option in connection with issuance of cash convertible senior notes	—	(31.4)	—
Proceeds from issuance of warrants	—	14.3	—
Repayment of capital lease	(0.1)	—	—
Repayment of promissory notes	(8.3)	(0.7)	—
Borrowings under the revolving credit facility	—	—	111.6
Repayment of borrowings under the revolving credit facility	—	—	(147.6)
Cash paid for financing costs in connection with the revolving credit facility	(2.1)	(2.7)	(1.2)
Excess tax benefit (deficiency) upon vesting of non-vested shares and dividend payment on unvested shares expected to vest	0.2	—	(0.1)
Repurchase of common stock to cover employees' tax withholdings upon vesting of non-vested shares	(3.1)	—	—
Repurchase of common stock	—	(44.2)	—
Cash dividend paid to stockholders	(18.9)	(19.0)	(19.6)
Net cash (used in) provided by financing activities	(32.3)	85.4	(56.9)
Net (decrease) increase in cash and cash equivalents during the period	(85.8)	105.3	30.1
Cash and cash equivalents at beginning of period	135.6	30.3	0.2
Cash and cash equivalents at end of period	$49.8	$135.6	$30.3

The accompanying notes to consolidated financial statements are an integral part of these statements.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of dollars, except share and per share amounts and as otherwise indicated)
1. Summary of Significant Accounting Policies
Organization and Nature of Operations. Kaiser Aluminum Corporation (together with its subsidiaries, unless the context otherwise requires, the “Company”) specializes in the production of semi-fabricated specialty aluminum products, with its operations consisting of one reportable segment in the aluminum industry, Fabricated Products. The Company also owns a 49% non-controlling interest in Anglesey Aluminium Limited (“Anglesey”), which owns and operates a secondary aluminum remelt and casting facility in Holyhead, Wales. See Note 15 for additional information regarding the Company's reportable segment and its other business units.
     Recent Acquisitions. In January 2011, the Company acquired the manufacturing facility and related assets of Alexco, L.L.C. (“Alexco”) in Chandler, Arizona (the “Chandler, Arizona (Extrusion) facility”). The Chandler, Arizona (Extrusion) facility manufactures hard alloy extrusions for the aerospace industry and is a well established supplier of aerospace extrusions. The acquisition positions the Company in a significant market segment that provides a natural complement to its product offerings for aerospace applications (see Note 5).
In August 2010, the Company acquired the manufacturing facility and related assets of Nichols Wire, Incorporated (“Nichols”) in Florence, Alabama (the “Florence, Alabama facility”). The Florence, Alabama facility manufactures bare mechanical alloy wire products, nails and aluminum rod and expands the Company's offerings of small diameter rod, bar and wire products to the Company's core end market segments for aerospace and high strength products, general engineering products and extrusions for automotive applications (see Note 5).
Principles of Consolidation and Basis of Presentation. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, and are prepared in accordance with United States generally accepted accounting principles (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”). Intercompany balances and transactions are eliminated. The consolidated financial statements include the results of manufacturing facilities acquired by the Company from the effective date of each acquisition.
The Company suspended the use of the equity method of accounting with respect to its ownership in Anglesey commencing in the quarter ended September 30, 2009. As a result, the Company did not record equity in income from Anglesey for any of the periods presented herein. The carrying amount of the Company's investment in Anglesey was zero at both December 31, 2011 and December 31, 2010. The Company does not anticipate resuming the use of the equity method of accounting with respect to its investment in Anglesey during the next 12 months.
     Use of Estimates in the Preparation of Financial Statements. The preparation of financial statements in accordance with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company’s consolidated financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions, which could have a material effect on the reported amounts of the Company’s consolidated financial position and results of operations.
     Recognition of Sales. Sales are generally recognized on a gross basis when title, ownership and risk of loss pass to the buyer and collectability is reasonably assured. A provision for estimated sales returns from, and allowances to, customers is made in the same period as the related revenues are recognized, based on historical experience or the specific identification of an event necessitating a reserve.
From time to time, in the ordinary course of business, the Company may enter into agreements with customers in which the Company, in return for a fee, agrees to reserve certain amounts of its existing production capacity for the customer, defer an existing customer purchase commitment into future periods and reserve certain amounts of its expected production capacity in those periods for the customer, or cancel or reduce existing commitments under existing contracts. These agreements may have terms or impact periods exceeding one year.
Certain of the capacity reservation and commitment deferral agreements provide for periodic, such as quarterly or annual, billing for the duration of the contract. For capacity reservation agreements, the Company recognizes revenue ratably over the period of the capacity reservation. Accordingly, the Company may recognize revenue prior to billing reservation fees. Unbilled receivables are included within Trade receivables on the Company's Consolidated Balance Sheets (see Note 2). For commitment deferral agreements, the Company recognizes revenue upon the earlier occurrence of the related sale of product or the end of the commitment period. In connection with other agreements, the Company may collect funds from customers in advance of the periods for which (i) the production capacity is reserved, (ii) commitments are deferred, (iii) commitments are reduced or (iv) performance is completed, in which event the recognition of revenue is deferred until the fee is earned. Any unearned fees are included within Other accrued liabilities or Long-term liabilities, as appropriate, on the Company's Consolidated Balance Sheets (see Note 2).
Stock-Based Compensation. Stock-based compensation in the form of service-based awards is provided to executive officers, certain employees and directors, and is accounted for at fair value. The Company measures the cost of services received in exchange for an award of equity instruments based on the grant-date fair value of the award and the number of awards expected to ultimately vest. The cost of an award is recognized as an expense over the requisite service period of the award on a straight-line basis. The Company has elected to amortize compensation expense for equity awards with graded vesting using the straight-line method (see Note 10).
The Company also grants performance-based awards to executive officers and other key employees. These awards are subject to performance requirements pertaining to the Company's economic value added (“EVA”) performance, measured over specified three-year performance periods. The EVA is a measure of the excess of the Company's adjusted pre-tax operating income for a particular year over a pre-determined percentage of the adjusted net assets of the immediately preceding year, as defined in the Company's annual long-term incentive (“LTI”) programs. The number of performance shares, if any, that will ultimately vest and result in the issuance of common shares depends on the average annual EVA achieved for the specified three-year performance periods. The fair value of performance-based awards is measured based on the most probable outcome of the performance condition, which is estimated quarterly using the Company's forecast and actual results. The Company expenses the fair value, after assuming an estimated forfeiture rate, over the specified three-year performance periods on a ratable basis (see Note 10).
Shipping and Handling Costs. Shipping and handling costs are recorded as a component of Cost of products sold excluding depreciation, amortization and other items.
     Advertising Costs. Advertising costs, which are included in Selling, administrative, research and development, and general, are expensed as incurred. Advertising costs for 2011, 2010 and 2009 were $0.4, $0.3, and $0.4, respectively.
     Research and Development Costs. Research and development costs, which are included in Selling, research and development, and general, are expensed as incurred. Research and development costs for 2011, 2010 and 2009 were $6.1, $4.9, and $4.4, respectively.
 Major Maintenance Activities. All of the major maintenance costs are accounted for using the direct expensing method.
      Cash and Cash Equivalents. The Company considers only those short-term, highly liquid investments with original maturities of 90 days or less when purchased to be cash equivalents. The Company’s cash equivalents consist primarily of funds in savings accounts, demand notes, money market accounts and other highly liquid investments, which are classified within Level 1 of the fair value hierarchy.
     Restricted Cash. The Company is required to keep certain amounts on deposit relating to workers’ compensation and other agreements. The Company accounts for such deposits as restricted cash (see Note 2).
     Trade Receivables and Allowance for Doubtful Accounts. Trade receivables primarily consist of amounts billed to customers for products sold. Accounts receivable are generally due within 30 days. For the majority of its receivables, the Company establishes an allowance for doubtful accounts based upon collection experience and other factors. On certain other receivables where the Company is aware of a specific customer’s inability or reluctance to pay, an allowance for doubtful accounts is established against amounts due, to reduce the net receivable balance to the amount the Company reasonably expects to collect. However, if circumstances change, the Company’s estimate of the recoverability of accounts receivable could be different. Circumstances that could affect the Company’s estimates include, but are not limited to, customer credit issues and general economic conditions. Accounts are written off once deemed to be uncollectible. Any subsequent cash collections relating to accounts that have been previously written off are typically recorded as a reduction to total bad debt expense in the period of payment.
Inventories. Inventories are stated at the lower of cost or market value. Finished products, work-in-process and raw material inventories are stated on the last-in, first-out (“LIFO”) basis. The Company recorded net non-cash LIFO inventory (benefits) charges of approximately $(7.1), $16.5 and $8.7 during 2011, 2010 and 2009, respectively. These amounts are primarily a result of changes in metal prices and changes in inventory volumes. The excesses of current cost over the stated LIFO value of inventory at December 31, 2011 and December 31, 2010 were $29.4 and $36.4, respectively. Other inventories, principally operating supplies and repair and maintenance parts, are stated at average cost. Inventory costs consist of material, labor and manufacturing overhead, including depreciation. Abnormal costs, such as idle facility expenses, freight, handling costs and spoilage, are accounted for as current period charges. All of the Company's inventories at December 31, 2011 and

December 31, 2010 were included in the Fabricated Products segment (see Note 2 for the components of inventories).
     Property, Plant, and Equipment - Net. Property, plant and equipment is recorded at cost (see Note 2). Construction in progress is included within Property, plant, and equipment - net in the Consolidated Balance Sheets. Interest related to the construction of qualifying assets is capitalized as part of the construction costs. The aggregate amount of interest capitalized is limited to the interest expense incurred in the period. The amount of interest expense capitalized as construction in progress was $1.3, $2.8 and $2.7 during 2011, 2010 and 2009, respectively.
Depreciation is computed using the straight-line method at rates based on the estimated useful lives of the various classes of assets. Capital lease assets and leasehold improvements are depreciated on a straight-line basis over the shorter of the estimated useful lives of the assets or the lease term. The principal estimated useful lives, are as follows:

	Range (in years)
Land improvements	3	-	25
Buildings and leasehold improvements	15	-	45
Machinery and equipment	1	-	24
Capital lease assets	3
Depreciation expense is not included in Cost of products sold, excluding depreciation, amortization and other items, but is included in Depreciation and amortization on the Statements of Consolidated Income. For 2011, 2010 and 2009, the Company recorded depreciation expense of $22.7, $19.4 and $16.2, respectively, relating to the Company's operating facilities in its Fabricated Products segment. An immaterial amount of depreciation expense was also recorded in the Company's Corporate and Other for all periods presented herein.
Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset or group of assets may not be recoverable. The Company regularly assesses whether events and circumstances with the potential to trigger impairment have occurred and relies on a number of factors, including operating results, business plans, economic projections, and anticipated future cash flow, to make such assessments. The Company uses an estimate of the future undiscounted cash flows of the related asset or asset group over the estimated remaining life of such asset(s) in measuring whether the asset(s) are recoverable. Measurement of the amount of impairment, if any, is based on the difference between the carrying value of the asset(s) and the estimated fair value of such asset(s). Fair value is determined through a series of standard valuation techniques.
During 2010, the Company recorded a $2.0 impairment charge to write down the carrying amount of idled equipment to represent its estimated fair value and a $1.9 impairment charge in connection with the sale of its Greenwood, South Carolina facility. Such asset impairment charges are included in Other operating charges (benefits), net in the Statements of Consolidated Income and are included in the Fabricated Products segment. Further, the Company also recorded additional impairment charges relating to property, plant and equipment in connection with its restructuring plans (see Note 16).
Property, plant and equipment held for future development are presented as idled assets. Such assets are evaluated for impairment on a held-and-used basis. Depreciation expense is not adjusted when assets are temporarily idled. See “Fair Values of Non-financial Assets and Liabilities” in Note 13 for additional information regarding idled assets included in property, plant and equipment.
Available for Sale Securities. Included in Other assets are certain marketable debt and equity securities, classified as available for sale securities (see Note 2). Such securities are invested in various investment funds and managed by a third-party trust in connection with the Company's deferred compensation program (see Note 8). Such securities are recorded at fair value (see “Available for Sale Securities” in Note 13), with net unrealized gains and losses, net of income taxes, reflected in other comprehensive earnings as a component of Stockholders' equity.
     Deferred Financing Costs. Costs incurred in connection with debt financing are deferred and amortized over the estimated term of the related borrowing. Such amortization is included in Interest expense and may be capitalized as part of construction in progress (see Note 2).
     Goodwill and Intangible Assets. Goodwill is tested for impairment on an annual basis, as well as on an interim basis, as warranted, at the time of relevant events and changes in circumstances. Intangible assets with definite lives are initially recognized at fair value and subsequently amortized over the estimated useful lives to reflect the pattern in which the economic benefits of the intangible assets are consumed. In the event the pattern cannot be reliably determined, the Company uses a straight-line amortization method. Whenever events or changes in circumstances indicate that the carrying amount of the intangible assets may not be recoverable, the intangible assets are reviewed for impairment.

The Company's accounting policy was to perform its annual goodwill impairment test during the third quarter, with the most recent annual goodwill impairment test completed as of September 1, 2011. During the fourth quarter of 2011, the Company elected to change its accounting policy to begin performing the annual goodwill impairment test on December 1 in order to better align its impairment testing procedures with the completion of the Company's annual financial and strategic planning process, which includes the preparation of long-term cash flow projections. The Company believes this change in accounting principle is preferable because these long-term cash flow projections are a key component in its annual goodwill impairment test and the change allows for the use of more recent financial information. This change did not accelerate, delay, avoid or cause a goodwill impairment charge and does not result in adjustments to our consolidated financial statements when applied retrospectively. During 2011, the Company tested its goodwill for impairment as of September 1, 2011 and December 1, 2011, and concluded there was no impairment of the carrying value of goodwill. During 2010, the Company concluded there was no impairment of the carrying value of goodwill.
     Conditional Asset Retirement Obligations (“CAROs”). The Company has CAROs at several of its fabricated products facilities. The vast majority of such CAROs consist of incremental costs that would be associated with the removal and disposal of asbestos (all of which is believed to be fully contained and encapsulated within walls, floors, roofs, ceilings or piping) at certain of the Company’s older facilities if such facilities were to undergo major renovation or be demolished. The Company, in accordance with Accounting Standards Codification ("ASC") Topic 410, Asset Retirement and Environmental Obligations, estimates incremental costs for special handling, removal and disposal costs of materials that may or will give rise to CAROs and then discounts the expected costs back to the current year using a credit-adjusted, risk-free rate. The Company recognizes liabilities and costs for CAROs even if it is unclear when or if CAROs will be triggered. When it is unclear when or if CAROs will be triggered, the Company uses probability weighting for possible timing scenarios to determine the probability-weighted amounts that should be recognized in the Company’s consolidated financial statements (see Note 13).
Self Insurance of Employee Health and Workers' Compensation Liabilities. The Company is primarily self-insured for group health insurance and workers' compensation benefits provided to employees. The Company purchases stop-loss insurance to protect against annual health insurance claims per individual and at an aggregate level. Self insurance liabilities are estimated for claims incurred-but-not-paid based on judgment, using the Company's historical claim data and information and analysis provided by actuarial and claim advisors, the Company's insurance carriers and other professionals. The Company accounts for accrued liability relating to workers' compensation claims on a discounted basis. The discount rates used in estimating the liabilities were 1.00% and 4.75% and the undiscounted workers' compensation liabilities were $24.3 and $20.6 at December 31, 2011 and December 31, 2010, respectively. The accrued liabilities for health insurance and workers' compensation is included in Other accrued liabilities or Long-term liabilities, as appropriate (see Note 2).
Environmental Contingencies. With respect to environmental loss contingencies, the Company records a loss contingency whenever a contingency is probable and reasonably estimatable. Accruals for estimated losses from environmental remediation obligations are generally recognized at no later than the completion of the remedial feasibility study. Such accruals are adjusted as information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Accruals for expected environmental costs are included in Other accrued liabilities or Long-term liabilities, as appropriate (see Note 2). Environmental expense relating to continuing operations is included in Cost of products sold, excluding depreciation, amortization and other items in the Statements of Consolidated Income. Environmental expense relating to non-operating locations is included in Selling, administrative, research and development, and general in the Statements of Consolidated Income.
     Derivative Financial Instruments. Hedging transactions using derivative financial instruments are primarily designed to mitigate the Company's exposure to changes in prices for certain products sold and consumed by the Company and, to a lesser extent, to mitigate the Company's exposure to changes in foreign currency exchange rates. From time to time, the Company also enters into hedging arrangements in connection with financing transactions to mitigate financial risks.
The Company does not utilize derivative financial instruments for trading or other speculative purposes. The Company's derivative activities are initiated within guidelines established by management and approved by the Company's Board of Directors. Hedging transactions are executed centrally on behalf of all of the Company's business units to minimize transaction costs, monitor consolidated net exposures and allow for increased responsiveness to changes in market factors.
The Company recognizes all derivative instruments as assets or liabilities in its Consolidated Balance Sheets and measures these instruments at fair value by “marking-to-market” all of its hedging positions at each period's end (see Note 13). Because the Company does not meet the documentation requirements for hedge (deferral) accounting, unrealized and realized gains and losses associated with hedges of operational risks are reflected as a reduction or increase, respectively, in Cost of products sold, excluding depreciation, amortization and other items, and unrealized and realized gains and losses relating to hedges of financing transactions are reflected as a component of Other income (expense) (see Note 18). See Note 12 for additional information about realized and unrealized gains and losses relating to the Company's derivative financial instruments.
     Fair Value Measurement. The Company applies the provisions of Accounting Standards Update (“ASU”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), in measuring the fair value of its derivative contracts, plan assets invested by certain of the Company’s employee benefit plans and its cash convertible senior notes (see Note 13).
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a fair value hierarchy that distinguishes between (i) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (ii) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•
Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 — Inputs that are both significant to the fair value measurement and unobservable.
       Income Taxes. Deferred income taxes reflect the future tax effect of temporary differences between the carrying amount of assets and liabilities for financial and income tax reporting and are measured by applying statutory tax rates in effect for the year during which the differences are expected to reverse. In accordance with ASC Topic 740, Income Taxes, the Company uses a “more likely than not” threshold for recognition of tax attributes that are subject to uncertainties and measures any reserves in respect of such expected benefits based on their probability. Deferred tax assets are reduced by a valuation allowance to the extent it is more likely than not that the deferred tax assets will not be realized (see Note 7).
Earnings per Share. ASC Topic 260, Earnings Per Share (“ASC 260”), defines unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) as participating securities and requires inclusion of such securities in the computation of earnings per share pursuant to the two-class method. ASC 260 mandates the application of the foregoing principles to all financial statements issued for fiscal years beginning after December 2008 and requires retrospective application.
Basic earnings per share is computed by dividing distributed and undistributed earnings allocable to common shares by the weighted-average number of common shares outstanding during the applicable period. The basic weighted-average number of common shares outstanding during the period excludes unvested share-based payment awards. The shares owned by a voluntary employee’s beneficiary association (“VEBA”) for the benefit of certain union retirees, their surviving spouses and eligible dependents (the “Union VEBA”) that are subject to transfer restrictions, while treated in the Consolidated Balance Sheets as being similar to treasury stock (i.e., as a reduction in Stockholders’ equity), are included in the computation of basic weighted-average number of common shares outstanding because such shares were irrevocably issued and have full dividend and voting rights. Diluted earnings per share is calculated as the more dilutive result of computing earnings per share under: (i) the treasury stock method or (ii) the two-class method (see Note 14).
Concentration of Credit Risk. Financial arrangements which potentially subject the Company to concentrations of credit risk consist of metal, currency, electricity and natural gas derivative contracts, certain cash-settled call options that the Company purchased in March 2010 (the “Call Options”) (see Note 3), and arrangements related to the Company's cash equivalents. If the market value of the Company's net commodity and currency derivative positions with certain counterparties exceeds the applicable threshold, if any, the counterparty is required to post margin by transferring cash collateral in excess of the threshold to the Company. Conversely, if the market value of these net derivative positions falls below a specified threshold, the Company is required to post margin by transferring cash collateral below the threshold to certain counterparties. At both December 31, 2011 and December 31, 2010, the Company had no margin deposits with or from its counterparties.
The Company is exposed to credit loss in the event of nonperformance by counterparties on derivative contracts used in hedging activities as well as failure of counterparties to return cash collateral previously transferred to the counterparties. The counterparties to the Company's derivative contracts are major financial institutions, and the Company does not expect nonperformance by any of its counterparties.
The Company places its cash in bank deposits and money market funds with high credit quality financial institutions which invest primarily in commercial paper and time deposits of prime quality, short-term repurchase agreements, and U.S. government agency notes. The Company has not experienced losses on its temporary cash investments.
     Leases. For leases that contain predetermined fixed escalations of the minimum rent, the Company recognizes the related rent expense on a straight-line basis from the date it takes possession of the property to the end of the initial lease term. The Company records any difference between the straight-line rent amounts and the amount payable under the lease as part of deferred rent, in Other accrued liabilities or Long-term liabilities, as appropriate. Deferred rent for all periods presented was not material.
     Foreign Currency. One of the Company’s foreign subsidiaries uses the local currency as its functional currency; its assets and liabilities are translated at exchange rates in effect at the balance sheet date; and its statement of operations is translated at weighted-average monthly rates of exchange prevailing during the year. Resulting translation adjustments are recorded directly to a separate component of stockholders’ equity in accordance with ASC Topic 830, Foreign Currency Matters. Where the U.S. dollar is the functional currency of a foreign facility or subsidiary, re-measurement adjustments are recorded in Other income (expense). At both December 31, 2011 and December 31, 2010, the amount of translation adjustment relating to the foreign subsidiary using local currency as its functional currency was immaterial.
     New Accounting Pronouncements. In December 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-28, Intangibles - Goodwill and Other, When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts (“ASU 2010-28”). ASU 2010-28 amends Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any events or circumstances that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The adoption of ASU 2010-28 in the quarter ending March 31, 2011 did not have an impact on the Company's consolidated financial statements.
ASU No. 2010-29, Business Combinations, Disclosure of Supplementary Pro Forma Information for Business Combinations (“ASU 2010-29”), was issued in December 2010 to provide clarification regarding pro forma revenue and earnings disclosure requirements for business combinations. ASU 2010-29 specifies that if a public entity presents comparative financial statements, the entity should disclose only revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period. This ASU also expands the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The Company adopted ASU 2010-29 during the first interim reporting period of 2011 as it relates to pro forma disclosure of the Company's acquisition of the Chandler, Arizona (Extrusion) facility, effective January 1, 2011 (see Note 5).
ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”), was issued in May 2011. This ASU represents the converged guidance of the FASB and the International Accounting Standards Board on fair value measurement. ASU 2011-04 sets forth common requirements for measuring fair value and for disclosing information about fair value measurements, including a consistent meaning of the term “fair value.” The provisions in this ASU are to be applied prospectively. For public entities, this ASU becomes effective during interim and annual periods beginning after December 15, 2011. Early adoption by public entities is not permitted. The Company expects to adopt the provisions of ASU 2011-04 for the interim period ending March 31, 2012 and does not anticipate the adoption of this ASU to have a material impact on its consolidated financial statements.
ASU No. 2011-05, Presentation of Comprehensive Income (“ASU 2011-05”), was issued in June 2011 to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income in either a single continuous statement of comprehensive income or two separate but consecutive statements. Under either option, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. ASU 2011-05 does not change the items that are required to be reported in other comprehensive income or the timing to reclassify an item from other comprehensive income to net income and is required to be applied retrospectively. For public entities, this ASU is effective for fiscal years and interim periods within those years beginning after December 15, 2011. Early adoption is permitted. The Company adopted the provisions of ASU 2011-05 for the fiscal year ending December 31, 2011 and applied the two-statement approach, presenting components of net income and total net income in the statement of income and the components and total of other comprehensive income along with a total for comprehensive income in the statement of other comprehensive income.
ASU No. 2011-08, Testing Goodwill for Impairment ("ASU 2011-08"), was issued in September 2011 to simplify the testing for goodwill impairment for both public and nonpublic entities. ASU 2011-08 permits an entity to first assess qualitative factors to determine whether it is "more likely than not" that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The more-likely-than-not threshold is defined as having a likelihood of more than 50%. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. The Company adopted the provisions of ASU 2011-08 for the interim period ending September 30, 2011. The adoption of ASU 2011-08 did not have a material impact on the Company's consolidated financial statements.
ASU No. 2011-09, Disclosures about an Employer's Participation in a Multiemployer Plan ("ASU 2011-09"), was issued in September 2011 and requires employers to provide additional disclosures regarding their participation in multiemployer pension plans to increase the transparency of their participation and awareness of the commitments and risks involved in participating in such plans. While previous rules require primarily disclosures relating to employers' historical contributions to the plans, ASU 2011-09 requires employers to disclose, among other things, (i) the amount of employer contributions made to each significant plan and to all plans in the aggregate, (ii) whether the employer's contributions represent more than 5% of total contributions to the plan, (iii) whether any such plans are subject to a funding improvement plan, (iv) the expiration dates of collective bargaining agreements and any minimum funding arrangements, and (v) the nature and effect of any changes affecting the comparability of any period in which a statement of income is presented. ASU 2011-09 applies to nongovernmental entities that participate in multiemployer plans and is effective for annual periods for fiscal years ending after December 15, 2011. Early adoption is permitted. ASU 2011-09 is to be applied retrospectively for all prior periods presented. The Company adopted the provisions of ASU 2011-09 for the fiscal year ending December 31, 2011. See Note 9 for detailed disclosure regarding the Company's participation in various multiemployer pension plans.
ASU No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities ("ASU 2011-11"), was issued in November 2011. This ASU require an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. An entity is required to adopt ASU 2011-11for reporting periods beginning on or after January 1, 2013. The Company does not anticipate the adoption of ASU 2011-11 to have a material impact on its financial statements.
ASU No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 ("ASU 2011-12"), was issued in December 2011 to defer the requirement under ASU 2011-05 to present reclassification adjustments in the Statement of Consolidated Income and does not affect the effective date of any other requirements under ASU 2011-05. The Company has adopted the new disclosure requirement in ASU 2011-05 to disclose the components and total of other comprehensive income as its own separate statement and deferred the disclosure requirement relating to reclassification adjustments as permitted under ASU 2011-12.

2. Supplemental Balance Sheet Information

	December 31, 2011	December 31, 2010
Trade Receivables.
Billed trade receivables	$98.9	$82.5
Unbilled trade receivables — Note 1	0.9	1.1
Trade receivables, gross	99.8	83.6
Allowance for doubtful receivables	(0.9)	(0.6)
Trade receivables, net	$98.9	$83.0

Inventories.
Finished products	$75.9	$53.8
Work in process	57.5	49.6
Raw materials	58.1	50.9
Operating supplies and repairs and maintenance parts	14.2	13.2
Total	$205.7	$167.5

Prepaid Expenses and Other Current Assets.
Current derivative assets — Notes 12 and 13	$—	$22.1
Current deferred tax assets	63.0	46.8
Current portion of option premiums paid - Notes 12 and 13	0.4	5.6
Short-term restricted cash	7.8	0.9
Prepaid taxes	3.8	1.3
Prepaid expenses	3.9	3.4
Total	$78.9	$80.1

Property, Plant and Equipment.
Land and land improvements	$22.6	$23.3
Buildings and leasehold improvements	45.9	43.5
Machinery and equipment	356.7	338.0
Construction in progress	24.1	7.7
Active property, plant and equipment, gross	449.3	412.5
Accumulated depreciation	(86.9)	(63.9)
Active property, plant, and equipment, net	362.4	348.6
Idled equipment	5.4	5.5
Property, plant, and equipment, net	$367.8	$354.1

Other Assets.
Derivative assets — Notes 12 and 13	$46.2	$50.8
Option premiums paid — Notes 12 and 13	0.1	0.6
Restricted cash	10.4	16.3
Long-term income tax receivable	2.8	2.9
Deferred financing costs	7.8	7.7
Available for sale securities	4.9	4.6
Other	0.1	0.1
Total	$72.3	$83.0

Other Accrued Liabilities.
Current derivative liabilities — Notes 12 and 13	$14.8	$8.9
Current portion of option premiums received — Notes 12 and 13	0.1	7.0
Current portion of income tax liabilities	—	1.1
Accrued income taxes and taxes payable	2.6	1.8
Accrued annual VEBA contribution	—	2.1
Accrued freight	2.4	1.9
Short-term environmental accrual — Note 11	1.2	1.1
Accrued interest	2.3	2.1
Short-term deferred revenue — Note 1	13.5	10.8
Other	4.1	5.2
Total	$41.0	$42.0

Long-term Liabilities.
Derivative liabilities — Notes 12 and 13	$55.5	$62.2
Option premiums received — Notes 12 and 13	0.1	0.3
Income tax liabilities	13.4	12.9
Workers’ compensation accruals	20.8	15.9
Long-term environmental accrual — Note 11	20.8	19.1
Long-term asset retirement obligations	3.8	3.8
Long-term deferred revenue - Note 1	3.3	13.2
Deferred compensation liability	5.1	4.9
Other long-term liabilities	3.2	2.4
Total	$126.0	$134.7

3. Cash Convertible Senior Notes and Related Transactions

Indenture. In March 2010, the Company issued $175.0 principal amount of 4.5% Cash Convertible Senior Notes due April 2015 (the "Notes"). The Notes pay interest semi-annually in arrears on April 1 and October 1. The Company accounts for the cash conversion feature of the Notes (the “Bifurcated Conversion Feature”) as a separate derivative instrument with the fair value on the issuance date equaling the original issue discount ("OID") for purposes of accounting for the debt component of the Notes. Additionally, the initial purchasers' discounts and transaction fees of $5.9 were capitalized as deferred financing costs. The effective interest rate of the Notes is approximately 11% per annum, taking into account the amortization of the OID and deferred financing costs.

The following tables provide additional information regarding the Notes:

	December 31, 2011	December 31, 2010
Principal amount	$175.0	$175.0
Less: unamortized issuance discount	$(27.0)	(33.6)
Carrying amount, net of discount	$148.0	$141.4

	Year Ended
	December 31,
	2011	2010
Contractual coupon interest	$8.4	$6.0
Amortization of discount and deferred financing costs	7.8	5.3
Total interest expense[1]	$16.2	$11.3
____________

[1]	A portion of the interest relating to the Notes is capitalized as Construction in progress.
See Note 13 for information relating to the estimated fair value of the Notes.
Holders may convert their Notes at any time on or after January 1, 2015. The Notes' conversion rate is subject to adjustment based on the occurrence of certain events, including, but not limited to (i) the payment of quarterly cash dividends on the Company's common stock in excess of $0.24 per share, (ii) certain other stock or cash dividends, (iii) the issuance of certain rights, options or warrants, (iv) the effectuation of share splits or combinations, (v) certain distributions of property, and (vi) certain issuer tender or exchange offers. The Company's quarterly dividend paid in February 2012 exceeded $0.24 per share (see Note 21), which caused the conversion rate to increase slightly to 20.6991 shares per $1,000 principal amount of the Notes and the equivalent conversion price to decrease slightly to approximately $48.31 per share.
Holders of the Notes can require the Company to repurchase the Notes at a price equal to 100% of the principal amount plus any accrued and unpaid interest following a fundamental change. Fundamental changes include, but are not limited to, (i) certain ownership changes, (ii) certain recapitalizations, mergers and dispositions, (iii) shareholders' approval of any plan or proposal for the liquidation or dissolution of the Company, and (iv) failure of the Company's common stock to be listed on certain stock exchanges. Additionally, holders may convert their Notes before January 1, 2015, only in certain limited circumstances determined by (i) the trading price of the Notes, (ii) the occurrence of specified corporate events, or (iii) the market price of the Company's common stock. For example, if the Company's closing stock price exceeds $62.80 for 20 trading days during a period of 30 consecutive trading days ending on a calendar quarter, the Notes may be converted by one or more holders. The Company believes in this circumstance, the market value of the Notes will exceed the value of shares into which they can convert, making such an early conversion unlikely. No fundamental changes nor circumstances that could allow early conversion existed as of December 31, 2011 or the date hereof. The Notes are not convertible into the Company’s common stock or any other securities under any circumstances, but instead will be settled in cash.
Convertible Note Hedge Transactions. In March 2010, the Company purchased Call Options that have an exercise price equal to the conversion price of the Notes and an expiration date equal to the maturity or earlier conversion date of the Notes. The Call Options and the Notes have substantially similar anti-dilution adjustment provisions, including adjustments for payments of quarterly cash dividends in excess of $0.24 per share. Mirroring anti-dilution adjustments for the Notes, the February 2012 dividend payment caused the Call Options' exercise price to be adjusted downward slightly to approximately $48.31 per share, and the number of shares into which the Call Options can convert to be increased by an immaterial amount. Because the Call Options are settled in cash, if the market price per share of the Company's common stock at the time of cash conversion of any Notes is above the strike price of the Call Options, the Company is entitled to receive from the counterparties to the Call Options an aggregate amount equaling the amount of cash that the Company would be required to deliver to the holders of the converted Notes, less the principal amount thereof.

In March 2010, the Company also sold net-share-settled warrants (the “Warrants”) relating to approximately 3.6 million shares of the Company's common stock. The Warrants cannot be exercised prior to the expiration date of July 1, 2015 and are subject to certain anti-dilution adjustments, including adjustments for payments of quarterly cash dividends in excess of $0.24 per share. The February 2012 quarterly dividend payment triggered an anti-dilution provision which caused a slight downward adjustment to the Warrants' exercise price (to approximately $61.35 per share) and an immaterial increase in the number of shares to which the Warrants relate. At expiration, if the market price per share of the Company's common stock exceeds the strike price of the Warrants, the Company will be obligated to issue shares of the Company's common stock having a value equal to such excess. The Warrants meet the definition of derivatives but are not subject to fair value accounting because they are indexed to the Company's common stock and meet the requirement to be classified as equity instruments.
The Call Options and Warrant transactions are separate transactions and are not part of the terms of the Notes and do not affect the rights of holders under the Notes.

4. Secured Debt and Credit Facilities
Secured credit facility and other long-term secured debt consisted of the following:

	December 31, 2011	December 31, 2010
Revolving credit facility	$—	$—
Other	4.7	13.1
Total	4.7	13.1
Less — Current portion	(1.3)	(1.3)
Long-term secured debt	$3.4	$11.8

     Revolving Credit Facility. On September 30, 2011, the Company and certain of its subsidiaries amended and extended its credit agreement with JPMorgan Chase Bank, N.A., as administrative agent, and the other financial institutions party thereto (the “Revolving Credit Facility”), with the commitment under the facility being increased from $200.0 to $300.0 and the term being extended from March 23, 2014 to September 30, 2016. The Revolving Credit Facility is secured by a first priority lien on substantially all of the accounts receivable, inventory and certain other related assets and proceeds of the Company and its domestic operating subsidiaries as well as certain machinery and equipment. Under the Revolving Credit Facility, the Company is able to borrow from time to time an aggregate commitment amount equal to the lesser of $300.0 and a borrowing base comprised of (i) 85% of eligible accounts receivable, (ii) the lesser of (a) 65% of eligible inventory and (b) 85% of the net orderly liquidation value of eligible inventory as determined in the most recent inventory appraisal ordered by the administrative agent and (iii) 85% of certain eligible machinery and equipment, reduced by certain reserves, all as specified in the Revolving Credit Facility. Up to a maximum of $60.0 of availability under the Revolving Credit Facility may be utilized for letters of credit.
Borrowings under the Revolving Credit Facility bear interest at a rate equal to either a base prime rate or LIBOR, at the Company's option, plus, in each case, a specified variable percentage determined by reference to the then-remaining borrowing availability under the Revolving Credit Facility. The Revolving Credit Facility may, subject to certain conditions and the agreement of any increasing lenders and/or any additional lenders thereunder, be increased up to $350.0.
The Company had $260.5 of borrowing availability under the Revolving Credit Facility at December 31, 2011, based on the borrowing base determination then in effect. At December 31, 2011, there were no borrowings under the Revolving Credit Facility, and $8.9 was being used to support outstanding letters of credit, leaving $251.6 of net borrowing availability. The interest rate applicable to any overnight borrowings under the Revolving Credit Facility would have been 4.0% at December 31, 2011.
Amounts owed under the Revolving Credit Facility may be accelerated upon the occurrence of various events of default including, without limitation, the failure to make principal or interest payments when due and breaches of covenants, representations and warranties set forth therein. The Revolving Credit Facility places limitations on the ability of the Company and certain of its subsidiaries to, among other things, grant liens, engage in mergers, sell assets, incur debt, make investments, undertake transactions with affiliates, pay dividends and repurchase shares. In addition, the Company is required to maintain a fixed charge coverage ratio on a consolidated basis at or above 1.1:1.0 if borrowing availability under the Revolving Credit Facility is less than $30.0. At December 31, 2011, the Company was in compliance with all covenants contained in the Revolving Credit Facility.
     Other Notes Payable. In connection with the Company's acquisition of the Florence, Alabama facility (see Note 5), a promissory note in the amount of $6.7 (the “Nichols Promissory Note”) was issued to Nichols as a part of the consideration paid. The Nichols Promissory Note bears interest at a rate of 7.5% per annum. Accrued but unpaid interest is due quarterly through maturity of the Nichols Promissory Note on August 9, 2015, and principal payments are due in equal quarterly installments. The Company has the option to repay all or a portion of the Nichols Promissory Note at any time prior to the maturity date. The Nichols Promissory Note is secured by certain real property and equipment included in the assets acquired from Nichols. At December 31, 2011, the outstanding principal balance under the Nichols Promissory Note was $4.7, of which $1.3 was payable within 12 months.

On September 30, 2011, the Company fully prepaid the $7.0 outstanding principal balance of a promissory note issued in connection with the Company's December 2008 purchase of the land and buildings of its Los Angeles, California facility (the "Los Angeles Promissory Note"). Prior to the time of such purchase, the facility was operated under a long term lease.

5. Acquisition
Alexco. Effective January 1, 2011, the Company completed the acquisition of substantially all of the assets of Alexco, a manufacturer of hard alloy extrusions for the aerospace industry, based in Chandler, Arizona.
The Company paid net cash consideration of $83.2, with existing cash on hand, and assumed certain liabilities totaling approximately $1.0. Total acquisition related costs were $0.5, of which $0.4 was expensed in 2010 and $0.1 was expensed in 2011. Such expenses are included within Selling, administrative, research and development, and general expenses.
The following table summarizes recognized amounts of identifiable assets acquired and liabilities assumed at the effective date of the acquisition:

Allocation of purchase price:
Cash	$4.9
Accounts receivable, net	3.6
Inventory	6.6
Property, plant and equipment	4.5
Definite-lived intangible assets:
Customer relationships	34.7
Backlog	0.3
Trademark and trade name	0.4
Goodwill	34.1
Accounts payable and other current liabilities	(1.0)
Cash consideration paid	$88.1

Goodwill arising from this transaction reflects (i) the expected synergistic benefits to the Company, as the products manufactured by the acquired operation are expected to complement the Company's other offerings of sheet, plate, cold finish and drawn tube products for aerospace applications and (ii) the calculation of the fair value of the other assets acquired and liabilities assumed in this transaction. Goodwill arising from this transaction is anticipated to be deductible for tax purposes over the next 15 years.
The following unaudited pro forma financial information for the Company summarizes the results of operations for the periods indicated as if the Alexco acquisition had been completed as of January 1, 2010. This pro forma financial information considers principally (i) the Company's audited financial results, (ii) the unaudited historical financial results of Alexco, as supplied to the Company, and (iii) select pro forma adjustments to the historical financial results of Alexco. Such pro forma adjustments represent principally estimates of (i) the impact of the hypothetical amortization of acquired intangible assets and the recognition of fair value adjustments relating to tangible assets in pre-tax income in each period and (ii) the pro forma impact of the transaction on the Company's tax provision in each period. These pro forma adjustments did not have a material impact on the pro forma Net income, as presented below. The following pro forma data does not purport to be indicative of the results of future operations or of the results that would have actually occurred had the acquisition taken place at the beginning of 2010:

	Year Ended
	December 31,
	2011 [1]	2010
Net sales (combined)	$1,301.3	$1,110.7
Net income (combined)	$25.1	$16.9
Basic earnings per share (combined)	$1.32	$0.87
Diluted earnings per share (combined)	$1.32	$0.87
____________

[1]
The combined results presented for year ended December 31, 2011 are the actual results presented in the Statements of Consolidated Income, as the operating results for the Chandler, Arizona (Extrusion) facility were included in the Company's consolidated operating results commencing January 1, 2011 (see Note 1).

The following information presents select financial data relating to the Chandler, Arizona (Extrusion) facility, as included within the Company's consolidated operating results for the year ended December 31, 2011.

Year Ended
December 31, 2011
Net sales	$42.8
Net income before income taxes	$10.5

Nichols. On August 9, 2010, the Company acquired the Florence, Alabama facility, which manufactures bare mechanical alloy wire products, nails and aluminum rod for aerospace, general engineering, and automotive applications.
Consideration consisted of (i) $9.0 in cash, (ii) the $6.7 Nichols Promissory Note from the Company to Nichols (see Note 4), and (iii) the assumption of certain liabilities totaling approximately $2.1. Total acquisition-related costs were approximately $0.8, all of which were expensed through December 31, 2010 and included in Selling, administrative, research and development, and general in the Statements of Consolidated Income. The acquisition did not have a material impact on the Company's consolidated financial statements.
The following table summarizes recognized amounts of identifiable assets acquired and liabilities assumed at the acquisition date:

Allocation of purchase price:
Inventory	$3.9
Other current assets	2.3
Property, plant and equipment	4.2
Definite lived intangible assets	4.3
Goodwill	3.1
Accounts payable and other current liabilities	(2.1)
Consideration paid	$15.7

The goodwill arising from the acquisition represents the commercial opportunity for the Company to sell small-diameter rod, bar and wire products, as a complement to its other products, to its core end market segments for aerospace, general engineering and automotive applications and is expected to be deductible for income tax purposes over the next 15 years.
6. Goodwill and Intangible Assets

Goodwill. A roll-forward of goodwill is as follows (see Note 5 for additional information about the Company's business acquisitions):

Balance as of December 31, 2009	$—
Goodwill arising from Nichols acquisition	3.1
Balance as of December 31, 2010	$3.1
Goodwill arising from Alexco acquisition	34.1
Balance as of December 31, 2011	$37.2

All of the Company's goodwill is included in the Fabricated Products segment.
Intangible Assets. Identifiable intangible assets at December 31, 2011 and December 31, 2010 are comprised of the following:

December 31, 2011:

	Weighted average Estimated useful life	Original cost	Accumulated amortization	Net book value
Customer relationships	25	$38.5	$(1.7)	$36.8
Backlog	2	0.8	(0.7)	0.1
Trademark and trade name	3	0.4	(0.1)	0.3
Total	24	$39.7	$(2.5)	$37.2

December 31, 2010:

	Weighted average Estimated useful life	Original cost	Accumulated amortization	Net book value
Customer relationships	20	$3.8	$(0.1)	$3.7
Backlog	3	0.5	(0.2)	0.3
Total	18	$4.3	$(0.3)	$4.0

The Company acquired $35.4 of intangible assets through the acquisition of Alexco in 2011 (see Note 5). Amortization expense relating to definite-lived intangible assets is recorded in the Fabricated Products segment. Such expense was $2.2 and $0.3 for 2011 and 2010, respectively. The expected amortization of intangible assets for the next five calendar years is as follows:

2012	$1.8
2013	1.7
2014	1.6
2015	1.6
2016	1.6
Thereafter	28.9
Total	$37.2

7. Income Tax Matters
Tax provision. Income before income taxes by geographic area is as follows:

	Year Ended December 31,
	2011	2010	2009
Domestic	$37.9	$23.0	$117.8
Foreign	3.4	2.1	0.8
Total	$41.3	$25.1	$118.6

Income taxes are classified as either domestic or foreign, based on whether payment is made or due to the United States or a foreign country. Certain income classified as foreign is also subject to domestic income taxes.
The (provision) benefit for income taxes consists of:

	Federal	Foreign	State	Total
2011
Current	$1.4	$0.3	$0.1	$1.8
Deferred	(2.3)	(0.5)	0.7	(2.1)
Provision applied to increase Additional capital/ Other comprehensive income	(13.5)	(0.4)	(2.0)	(15.9)
Total	$(14.4)	$(0.6)	$(1.2)	$(16.2)
2010
Current	$—	$0.1	$(0.5)	$(0.4)
Deferred	(34.4)	0.2	(10.2)	(44.4)
Benefit applied to decrease Additional capital/ Other comprehensive income	27.9	0.4	3.4	31.7
Total	$(6.5)	$0.7	$(7.3)	$(13.1)
2009
Current	$0.7	$(3.6)	$(1.1)	$(4.0)
Deferred	(59.3)	0.3	(2.1)	(61.1)
Benefit applied to decrease Additional capital/ Other comprehensive income	12.7	2.7	1.6	17.0
Total	$(45.9)	$(0.6)	$(1.6)	$(48.1)

A reconciliation between the provision for income taxes and the amount computed by applying the federal statutory income tax rate to income before income taxes is as follows:

	Year Ended December 31,
	2011	2010	2009
Amount of federal income tax provision based on the statutory rate	$(14.5)	$(8.8)	$(41.5)
(Increase) decrease in federal valuation allowances	—	(0.2)	0.5
Non-deductible compensation expense	(1.1)	(0.6)	(4.7)
Non-deductible expense	(0.4)	(0.3)	(0.5)
State income taxes, net of federal benefit [1]	(0.8)	(4.7)	(1.0)
Foreign income tax benefit	0.6	1.5	—
Other	—	—	(0.9)
Income tax provision	$(16.2)	$(13.1)	$(48.1)
___________________________

[1]
State income taxes of $4.7 in 2010 primarily consists of (i) a $1.9 increase in the valuation allowance relating to certain unused state net operating losses expected to expire and (ii) a $2.3 increase in the income tax provision from a reduction in the state deferred tax asset relating to a decrease in state net operating losses resulting from lower state apportionment factors in various states.

The table above reflects a full statutory U.S. tax provision despite the fact that the Company is only paying alternative minimum tax (“AMT”) in the U.S. and some state income taxes. See “Tax Attributes” below.
Deferred Income Taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The components of the Company’s net deferred income tax assets are as follows:

	Year Ended December 31,
	2011	2010
Deferred income tax assets:
Loss and credit carryforwards	$375.6	$379.6
VEBAs	—	0.8
Other assets	39.6	25.9
Inventories and other	8.3	27.3
Valuation allowances	(18.8)	(20.1)
Total deferred income tax assets — net	404.7	413.5
Deferred income tax liabilities:
Property, plant, and equipment	(67.2)	(61.9)
VEBAs	(47.6)	(59.5)
Total deferred income tax liabilities	(114.8)	(121.4)
Net deferred income tax assets [1,2]	$289.9	$292.1
__________________________

[1]
Of the total net deferred income tax assets of $289.9, $63.0 was included in Prepaid expenses and other current assets and $226.9 was presented as Deferred tax assets, net on the Consolidated Balance Sheet as of December 31, 2011.

[2]
Of the total net deferred income tax assets of $292.1, $46.8 was included in Prepaid expenses and other current assets and $245.3 was presented as Deferred tax assets, net on the Consolidated Balance Sheet as of December 31, 2010.

Tax Attributes. At December 31, 2011, the Company had $875.1 of net operating loss (“NOL”) carryforwards available to reduce future cash payments for income taxes in the United States. Of the $875.1 of NOL carryforwards at December 31, 2011, $1.7 represents excess tax benefits related to the vesting of employee restricted stock which will result in an increase in equity if and when such excess tax benefits are ultimately realized. The NOL carryforwards expire periodically through 2030. The Company also had $29.8 of AMT credit carryforwards with an indefinite life, available to offset regular federal income tax requirements.
To preserve the NOL carryforwards available to the Company, (i) the Company’s certificate of incorporation includes certain restrictions on the transfer of the Company’s common stock and (ii) the Company entered into a stock transfer restriction agreement with the Union VEBA.
In assessing the realizability of deferred tax assets, management considers whether it is “more likely than not” that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers taxable income in carryback years, the scheduled reversal of deferred tax liabilities, tax planning strategies and projected future taxable income in making this assessment. Due to uncertainties surrounding the realization of some of the Company’s deferred tax assets, primarily including state NOLs sustained during the prior years and expiring tax benefits, the Company had a valuation allowance against its deferred tax assets. When recognized, the tax benefits relating to any reversal of this valuation allowance will be recorded as a reduction of income tax expense. The (decrease) increase in the valuation allowance was $(1.3), $2.1 and $(11.5) in 2011, 2010 and 2009, respectively. The decrease in the valuation allowance for 2011 was primarily due to the projected utilization of state NOLs. The increase in the valuation allowance in 2010 was primarily due to the expiration of projected state NOLs as a result of lower state apportionment in various state jurisdictions, of which $0.8 reversed in the first quarter of 2011 due to a change in tax law in the State of Illinois. The decrease in the valuation in 2009 was primarily due to a change in the State of Ohio's tax regime. Ohio phased out its corporate income tax and changed to a gross receipts tax, as a result, the deferred tax asset and the related valuation allowance, relating to Ohio NOLs, were reversed in 2009.
Other. The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. The Canada Revenue Agency audited the Company’s tax returns for fiscal years 1998 through 2001 and issued assessment notices for which Notices of Objection have been filed. In addition, the Canada Revenue Agency has audited the Company’s tax returns for fiscal years 2002 through 2004 and issued assessment notices, resulting in a payment of $7.9 to the Canada Revenue Agency against previously accrued tax reserves in 2009. During the fourth quarter of 2011, an additional $1.3 of Canadian Provincial income tax assessment, including interest, was paid resulting from the audit of the Company’s tax returns for fiscal years 2002 through 2004. The Company’s tax returns for certain past years are still subject to examination by taxing authorities, and the use of NOL carryforwards in future periods could trigger a review of attributes and other tax matters in years that are not otherwise subject to examination.
No U.S. federal or state liability has been recorded for the undistributed earnings of the Company’s Canadian subsidiary at

December 31, 2011. These undistributed earnings are considered to be indefinitely reinvested. Accordingly, no provision for U.S. federal and state income taxes or foreign withholding taxes has been provided on such undistributed earnings. Determination of the potential amount of unrecognized deferred U.S. income tax liability and foreign withholding taxes is not practicable because of the complexities associated with its hypothetical calculation.
The Company has gross unrecognized benefits relating to uncertain tax positions. If and when the gross unrecognized tax benefits are ultimately recognized, it will be reflected in the Company’s income tax provision and affect the effective tax rate in future periods.
A reconciliation of changes in the gross unrecognized tax benefits is as follows:

	Year Ended December 31,
	2011	2010	2009
Gross unrecognized tax benefits at beginning of period	$15.0	$15.6	$15.8
Gross increases for tax positions of prior years	0.1	—	1.6
Gross decreases for tax positions of prior years	—	—	(1.6)
Gross increases for tax positions of current years	0.4	0.4	0.4
Settlements	(0.5)	—	(2.8)
Gross decrease for tax positions relating to lapse of a statute of limitation	(0.9)	(1.7)	—
Foreign currency translation	(0.4)	0.7	2.2
Gross unrecognized tax benefits at end of period	$13.7	$15.0	$15.6

The change during 2011 was primarily due to a partial release of an unrecognized tax benefit as a result of the expiration of a statute, settlements with taxing authorities, foreign currency fluctuations and change in tax positions. The change during 2010 was primarily due to a partial release of an unrecognized tax benefit as a result of the expiration of a statute, foreign currency fluctuations and change in tax positions. The change during 2009 was primarily due to settlements with taxing authorities, foreign currency fluctuations and change in tax positions.
In addition, the Company recognizes interest and penalties related to above unrecognized tax benefits in the income tax provision. The Company had $6.6 accrued at both December 31, 2011 and December 31, 2010, for interest and penalties. Of these amounts, $0 and $0.4 were recorded as current liabilities and were included in Other accrued liabilities on the Consolidated Balance Sheets at December 31, 2011 and December 31, 2010, respectively. The Company recognized an increase (decrease) in interest and penalty of $0, $0.4 and $(3.2) in its tax provision in 2011, 2010 and 2009, respectively.
In connection with the gross unrecognized tax benefits (including interest and penalties) denominated in foreign currency, the Company incurred a foreign currency translation adjustment. During 2011, 2010 and 2009, the foreign currency impact on such liabilities resulted in $0.3, $(0.6) and $(2.7) currency translation adjustments, respectively, which were recorded within Other comprehensive income.
The Company does not expect its gross unrecognized tax benefits to materially change within the next 12 months.
8. Employee Benefits
     Employee Plans. Employee benefit plans include:

•
A defined contribution 401(k) savings plan for hourly bargaining unit employees at seven of the Company’s production facilities based on the specific collective bargaining agreement at each facility. For active bargaining unit employees at three of these production facilities, the Company is required to make fixed rate contributions. For active bargaining unit employees at one of these production facilities, the Company is required to match certain employee contributions. For active bargaining unit employees at two of these production facilities, the Company is required to make both fixed rate contributions and concurrent matches. For active bargaining unit employees at the one remaining production facility, the Company is not required to make any contributions. Fixed rate contributions either (i) range from (in whole dollars) $800 to $2,400 per employee per year, depending on the employee’s age, or (ii) vary between 2% to 10% of the employees’ compensation depending on their age and years of service for employees hired prior to January 1, 2004 or is a fixed 2% annual contribution for employees hired on or after January 1, 2004. The Company currently estimates that contributions to such plans will range from $1.0 to $3.0 per year.

•
A defined contribution 401(k) savings plan for salaried and certain hourly employees providing for a concurrent match of up to 4% of certain contributions made by employees plus an annual contribution of between 2% and 10% of their compensation depending on their age and years of service to employees hired prior to January 1, 2004. All new hires on or after January 1, 2004 receive a fixed 2% contribution annually. The Company currently estimates that contributions to such plan will range from $4.0 to $6.0 per year.

•
A defined benefit plan for salaried employees at the Company’s London, Ontario facility, with annual contributions based on each salaried employee’s age and years of service. At December 31, 2011, approximately 55% of the plan assets were invested in equity securities, and 40% of plan assets were invested in debt securities. The remaining plan assets were invested in short-term securities. The Company’s investment committee reviews and evaluates the investment portfolio. The asset mix target allocation on the long-term investments is approximately 55% in equity securities, 43% in debt securities and the remaining assets in short-term securities. See Note 13 for additional information regarding the fair values of the Canadian pension plan assets.

•
A non-qualified, unfunded, unsecured plan of deferred compensation for key employees who would otherwise suffer a loss of benefits under the Company’s defined contribution plan as a result of the limitations imposed by the Internal Revenue Code of 1986 (the “Code”). Despite the plan being an unfunded plan, the Company makes an annual contribution to a rabbi trust to fulfill future funding obligations, as contemplated by the terms of the plan. The assets in the trust are at all times subject to the claims of the Company’s general creditors, and no participant has a claim to any assets of the trust. Plan participants are eligible to receive distributions from the trust subject to vesting and other eligibility requirements. Assets in the rabbi trust relating to the deferred compensation plan are accounted for as available for sale securities and are included as Other assets on the Consolidated Balance Sheets (see Note 2). Liabilities relating to the deferred compensation plan are included on the Consolidated Balance Sheets as Long-term liabilities (see Note 2).

•
An employment agreement with the Company’s chief executive officer extending through July 6, 2015. The Company also provides certain members of senior management, including each of the Company’s named executive officers, with benefits related to terminations of employment in specified circumstances, including in connection with a change in control, by the Company without cause and by the executive officer with good reason.

     Postretirement Medical Obligations. The Company’s postretirement medical plan was terminated in 2004. Certain eligible retirees receive medical coverage, however, through participation in the Union VEBA or the VEBA that provides benefits for certain other eligible retirees, their surviving spouse and eligible dependents (the “Salaried VEBA” and, together with the Union VEBA, the “VEBAs”). The Union VEBA covers qualifying bargaining unit employees who do not, or are not eligible to, elect coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985. The Salaried VEBA covers certain retirees who retired prior to the 2004 termination of the prior plan and employees who were hired prior to February 2002 and subsequently retired or will retire with the requisite age and service. The Union VEBA is managed by four trustees (two appointed by the Company and two appointed by the the United Steel, Paper and Foresting, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL - CIO, CLC, or “USW”), and the assets are managed by an independent fiduciary. The Salaried VEBA is managed by trustees who are independent of the Company. The benefits paid by the VEBAs are at the sole discretion of the respective VEBA trustees and are outside the Company’s control.
As of December 31, 2011, the Union VEBA owned 2,202,495 common shares of the Company, or approximately 11% of the Company’s issued and outstanding shares of common stock. A stock transfer restriction agreement between the Union VEBA and the Company restricts the number of shares of the Company’s common stock that generally may be sold by the Union VEBA during any 12-month period without further approval of the Company's Board of Directors to 1,321,485. Shares owned by the Union VEBA that are subject to the stock transfer restriction agreement are treated as being similar to treasury stock (i.e. as a reduction of Stockholders' equity) in the Company's Consolidated Balance Sheet. In January 2012, in accordance with the stock transfer restriction agreement and our certificate of incorporation, our Board of Directors granted its written approval permitting the Union VEBA to sell any and all of the 1,321,485 shares that the Union VEBA would be entitled to sell during 12-month period beginning March 24, 2012 at any time during such 12-month period.
The following table presents the sale of Union VEBA shares by the Union VEBA in 2011 and 2010 (the Union VEBA was not authorized to sell any shares in 2009) and the effect on the Consolidated Balance Sheets due to these share sales:

	Year Ended
	December 31,
	2011	2010
Common stock sold by Union VEBA	1,321,485	1,321,485
Increase in Union VEBA assets [1]	$65.5	$52.1
Reduction in Common stock owned by Union VEBA [2]	$(31.7)	$(31.8)
Increase in Additional paid in capital	$(8.8)	$(0.7)
Decrease in Deferred tax assets	$(25.0)	$(19.6)
________________________

[1]	At a weighted-average price of $49.58 and $39.39 per share realized by the Union VEBA for the years 2011 and 2010, respectively.
2     At $24.02 per share reorganization value.
The Company’s only financial obligations to the VEBAs are (i) a variable cash contribution payable to the VEBAs based upon a formula driven calculation and (ii) an obligation to pay the administrative expenses of the VEBAs, up to $0.3 per year. The obligation to the Union VEBA with respect to the variable cash contribution extends through September 30, 2017, while the obligation to the Salaried VEBA has no termination date. The amount to be contributed to the VEBAs through September 2017 pursuant to the Company’s obligation is 10% of the first $20.0 of annual cash flow (as defined; in general terms, the principal elements of cash flow are earnings before interest expense, provision for income taxes, and depreciation and amortization less cash payments for, among other things, interest, income taxes, and capital expenditures), plus 20% of annual cash flow, as defined, in excess of $20.0. Such payments may not exceed $20.0 and do not carryover to future years. Payments are also limited to the extent that such payments would cause the Company’s liquidity to be less than $50.0.
Amounts owing by the Company to the VEBAs are recorded in the Company's Consolidated Balance Sheets under Other accrued liabilities, with a corresponding increase in Net assets in respect of VEBAs. Such amounts are determined and paid on an annual basis. At December 31, 2010, the accrued variable contribution was $2.1 (comprised of $1.8 to the Union VEBA and $0.3 to the Salaried VEBA). These amounts were paid during the first quarter of 2011, along with an additional payment of $0.1, based on the final computation of the 2010 results. As of December 31, 2011, the Company determined that the variable contribution for 2011 was zero, as investments, capital spending, and interest exceeded earnings before interest expense, provision for income taxes, and depreciation and amortization. In addition to the contribution obligations, during 2011, 2010 and 2009, the Company recorded $0.3 each year in administrative expenses of the VEBAs.
The Company has no claim to the plan assets of the VEBAs or obligation to fund the liability or determine the benefits paid by the VEBAs, and its only financial obligation to the VEBAs are to pay the variable contributions and certain administrative fees. Nevertheless, based on discussions with the staff of the SEC, for accounting purposes the Company treats the postretirement medical benefits to be paid by the VEBAs and the Company’s related variable contribution as defined benefit postretirement plans with the current VEBA assets and future variable contributions described above, and earnings thereon, operating as a cap on the benefits to be paid. Accordingly, the Company accounts for net periodic postretirement benefit costs in accordance with ASC Topic 715, Compensation — Retirement Benefits, and records any difference between the assets of each VEBA and its accumulated postretirement benefit obligation in the Company’s consolidated financial statements. Information necessary for the valuation of the net funded status of the plans must be obtained from the VEBAs on an annual basis. While the funding status of the VEBAs could result in a liability position on the Company’s Consolidated Balance Sheets, such liability has no impact on the Company's cash flow, liquidity or funding obligation to the VEBAs.
Key Assumptions. The following data presents the key assumptions used and the amounts reflected in the Company’s financial statements with respect to the Company’s Canadian pension plan and the VEBAs.
The Company uses a December 31 measurement date for all of the plans.
Assumptions used to determine benefit obligations as of December 31 are:

	Canadian Pension Benefits		VEBA Benefits
	December 31, 2011	December 31, 2010	December 31, 2011		December 31, 2010
			Union VEBA	Salaried VEBA	Union VEBA	Salaried VEBA
Benefit obligations assumptions:
Discount rate	5.60%	5.70%	4.20%	3.75%	5.25%	4.70%
Rate of compensation increase	3.00%	3.50%	—	—	—	—
Initial medical trend rate [1]	—	—	8.50%	—	9.00%	—
Ultimate medical trend rate [1]	—	—	5.00%	—	5.00%	—

[1]
The medical trend rate assumptions used for the Union VEBA were provided by the Union VEBA and certain industry data were provided by the Company's actuaries. The trend rate is assumed to decline to 5% by 2019 at December 31, 2011 and December 31, 2010. A one-percentage-point increase in the assumed medical trend rates would increase the accumulated postretirement benefit obligation of the Union VEBA by $50.5 and $37.0 at December 31, 2011 and December 31, 2010, respectively. A one-percentage-point decrease in the assumed medical trend rates would decrease the accumulated postretirement benefit obligation of the Union VEBA by $40.8 and $30.4 at December 31, 2011 and December 31, 2010, respectively.

Key assumptions made in computing the net obligation of each VEBA and in total include:
With respect to VEBA assets:

•
The shares of the Company’s common stock held by the Union VEBA that were not transferable have been excluded from assets used to compute the net asset or liability of the Union VEBA. There were 2,202,495 and 3,523,980 such shares at December 31, 2011 and December 31, 2010, respectively. Such shares will continue to be excluded until the restrictions lapse and are being accounted for similar to “treasury stock” in the interim (see Note 1).

•	At December 31, 2011 and December 31, 2010, neither VEBA held any unrestricted shares of the Company’s common stock.

•
Based on the information received from the VEBAs, at December 31, 2011 and December 31, 2010 both the Salaried VEBA and Union VEBA assets were invested in various managed proprietary funds. VEBA plan assets are managed by various investment advisors selected by the VEBA trustees, and are not under the control of the Company.

•	The Company's variable payment, if any, is being treated as a funding/contribution policy and not counted as a VEBA asset at December 31 for actuarial purposes.
With respect to VEBA obligations:

•	The accumulated postretirement benefit obligation (“APBO”) for each VEBA was computed based on the level of benefits being provided by each VEBA at December 31, 2011 and December 31, 2010.

•
Since the Salaried VEBA was paying a fixed annual amount to its constituents at both December 31, 2011 and December 31, 2010, no future cost trend rate increase has been assumed in computing the APBO for the Salaried VEBA.

Assumptions used to determine net periodic benefit cost (income) for the years ended December 31 are:

	Canadian Pension Benefits			VEBA Benefits
	2011	2010	2009	2011		2010		2009
				Union VEBA	Salaried VEBA	Union VEBA	Salaried VEBA	Union VEBA	Salaried VEBA
Net periodic benefit cost assumptions:
Discount rate	5.70%	6.70%	7.50%	5.25%	4.70%	5.80%	5.40%	6.00%	6.00%
Expected long term return on plan assets [1]	5.40%	5.40%	6.00%	6.00%	7.25%	4.75%	7.25%	5.75%	7.25%
Rate of compensation increase	3.50%	3.50%	3.30%	—	—	—	—	—	—
Initial medical trend rate[2]	—	—	—	9.00%	—	9.50%	—	9.00%	—
Ultimate medical trend rate[2]	—	—	—	5.00%	—	5.00%	—	5.00%	—
_____________________

[1]	The expected long-term rate of return assumption is based on the historical investment portfolios provided to the Company by the VEBAs’ trustees.

[2]
The medical trend rate assumptions were used for the Union VEBA, which is currently paying certain prescription drug benefits, and provided by the Union VEBA and industry data from the Company's actuaries. The trend rate is assumed to decline to 5% by 2019, 5% by 2019 and 5% by 2013 for 2011, 2010 and 2009, respectively. A one-percentage-point increase in the assumed medical trend rates would increase the aggregate of the service and interest cost components of net periodic benefit costs by $2.7, $2.7 and $2.4 for 2011, 2010 and 2009, respectively. A one-percentage-point decrease in the assumed medical trend rates would decrease the aggregate of the service and interest cost components of net periodic benefit costs by $2.1, $2.2, and $1.9 for 2011, 2010 and 2009, respectively.

Benefit Obligations and Funded Status — The following table presents the benefit obligations and funded status of the Company’s Canadian pension and the VEBAs as of December 31, 2011 and December 31, 2010, and the corresponding amounts that are included in the Company’s Consolidated Balance Sheets.

	Canadian Pension Benefits		VEBA Benefits
	2011	2010	2011	2010
Change in Benefit Obligation:
Obligation at beginning of year	$5.4	$4.1	$348.6	$344.8
Foreign currency translation adjustment	(0.1)	0.2	—	—
Service cost	0.2	0.1	2.2	2.0
Interest cost	0.3	0.3	17.4	19.1
Actuarial (gain) loss[1]	(0.2)	0.8	96.8	2.8
Plan participant contributions	—	0.1	—	—
Benefits paid by Company	(0.2)	(0.2)	—	—
Benefits paid by VEBA	—	—	(21.1)	(23.2)
Reimbursement from Retiree Drug Subsidy[2]	—	—	3.0	3.1
Obligation at end of year	5.4	5.4	446.9	348.6

Change in Plan Assets:
FMV of plan assets at beginning of year	4.9	4.1	506.6	422.4
Foreign currency translation adjustment	(0.1)	0.2	—	—
Actual return on assets	(0.2)	0.3	16.9	49.9
Plan participant contributions	—	0.1	—	—
Sale of Company's common stock by Union VEBA	—	—	65.5	52.1
Employer/Company contributions	0.5	0.4	0.1	2.3
Benefits paid by Company	(0.2)	(0.2)	—	—
Benefits paid by VEBA	—	—	(21.1)	(23.2)
Reimbursement from Retiree Drug Subsidy[2]	—	—	3.0	3.1
FMV of plan assets at end of year	4.9	4.9	571.0	506.6
Net Funded Status [3]	$(0.5)	$(0.5)	$124.1	$158.0
_____________________________

[1]
The actuarial loss relating to the VEBA plans in 2011 is comprised of (i) a loss of $31.4 resulting from an increase in benefit cost for plan participants, (ii) a loss of $53.5 resulting from a decrease in discount rates used to determine benefit obligations for both VEBA plans and (iii) a loss of $11.9 resulting from change in actuarial assumptions. The actuarial loss relating to the VEBA plans in 2010 is primarily the result of a change in the assumption in participant marital status in the Union VEBA and a change in annual benefit payment per participant in the Salaried VEBA.

[2]
In January 2005, the Department of Health and Human Services’ Centers for Medicare and Medicaid Services (CMS) released final regulations governing the Medicare prescription drug benefit and other key elements of the Medicare Modernization Act that went into effect January 1, 2006. The Union VEBA is eligible for the Retiree Drug Subsidy because the plan meets the definition of actuarial equivalence and therefore qualifies for federal subsidies equal to 28% of allowable drug costs. As a result, the Company has measured the Union VEBA’s obligations and costs to take into account this subsidy.

[3]
With respect to the Prepaid benefit of $124.1 relating to the VEBAs at December 31, 2011, of which $144.7 was included in Net asset in respect of VEBA and $20.6 was included in Net liability in respect of VEBA on the Consolidated Balance Sheet. Prepaid benefit of $158.0 relating to the VEBAs at December 31, 2010, was included in Net asset in respect of the VEBAs on the Consolidated Balance Sheets.

With respect to the VEBAs, the Company has no claim to the plan assets nor obligation to fund the liability. The Company's only financial obligation to the VEBA is the variable cash contribution discussed previously. The following table presents the net assets of each VEBA as of December 31, 2011 and December 31, 2010 (such information is also included in the tables required under GAAP above which roll forward the assets and obligations):

	December 31, 2011			December 31, 2010
	Union VEBA	Salaried VEBA	Total	Union VEBA	Salaried VEBA	Total
APBO	$(370.0)	$(76.9)	$(446.9)	$(289.0)	$(59.6)	$(348.6)
Plan assets	514.7	56.3	571.0	445.7	60.9	506.6
Net Funded Status	$144.7	$(20.6)	$124.1	$156.7	$1.3	$158.0
The projected benefit obligation for the Canadian defined benefit pension plan was $4.9 and $4.8 at December 31, 2011 and December 31, 2010, respectively. The Company expects to contribute $0.5 to the Canadian pension plan in 2012.
As of December 31, 2011, the net benefits expected to be paid in each of the next five fiscal years and in aggregate for the five fiscal years thereafter are as follows:

	Benefit Payments Due by Period
	2012	2013	2014	2015	2016	2017-2021
Canadian pension plan benefit payments	$0.2	$0.3	$0.3	$0.3	$0.3	$1.8
VEBA benefit payments[1]	28.7	29.3	29.6	29.9	30.1	177.3
Anticipated Retiree Drug Subsidy	(3.1)	(3.3)	(3.5)	(3.6)	(3.7)	(19.7)
Total net benefits	$25.8	$26.3	$26.4	$26.6	$26.7	$159.4

__________________________________
1 Such amounts were obtained from the VEBAs. The Company's only financial obligations to the VEBAs are to pay the variable contributions which may not exceed $20.0 annually and certain administrative fees.

The amount of (loss) income which is recognized in the Consolidated Balance Sheets (in Accumulated other comprehensive (loss) income) associated with the Company’s Canadian defined benefit pension plan and the VEBAs that have not yet been reflected in net periodic benefit cost as of December 31, 2011 were as follows:

	Canadian Pension Benefits		VEBA Benefits
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Accumulated net actuarial (losses) gains	$(2.0)	$(1.8)	$(95.1)	$14.7
Transition assets	0.4	0.4	—	—
Prior service cost	—	—	(41.1)	(45.3)
Loss recognized in Accumulated other comprehensive (loss) income	$(1.6)	$(1.4)	$(136.2)	$(30.6)

The amounts in Accumulated other comprehensive (loss) income that have not yet been recognized as components of net periodic pension benefit costs at December 31, 2011 that are expected to be recognized in 2012 are $0.1 for the Canadian pension plan relating to transition assets and $7.2 for the VEBAs. Of the $7.2 relating to the VEBAs, $4.2 is related to amortization of prior service cost and $3.0 is related to amortization of net actuarial loss. See the Statement of Comprehensive (Loss) Income for reclassification adjustments of other comprehensive income that were recognized as components of net periodic benefit costs for 2011, 2010 and 2009.

    Fair Value of Plan Assets. See Note 13 for the fair values of the VEBAs and Canadian pension plan assets.

Components of Net Periodic Benefit Cost (Income) — The Company’s results of operations included the following impacts associated with the Canadian defined benefit plan and the VEBAs: (a) charges for service rendered by employees; (b) a charge for accretion of interest; (c) a benefit for the return on plan assets; and (d) amortization of net gains or losses on assets, prior service costs associated with plan amendments and actuarial differences. The following table presents the components of net periodic benefit cost (income) for 2011, 2010 and 2009:

	Canadian Pension Benefits			VEBA Benefits
	2011	2010	2009	2011	2010	2009
Service cost	$0.2	$0.1	$0.1	$2.2	$2.0	$2.2
Interest cost	0.3	0.3	0.2	17.4	19.1	18.7
Expected return on plan assets	(0.3)	(0.2)	(0.2)	(30.4)	(20.9)	(21.0)
Amortization of prior service cost[2]	—	—	—	4.2	4.2	1.6
Amortization of net loss	0.1	—	—	0.6	0.7	3.8
Net periodic benefit costs (income)	$0.3	$0.2	$0.1	$(6.0)	$5.1	$5.3
__________________________

[1]	The Company amortizes prior service cost on a straight-line basis over the average remaining years of service to full eligibility for benefits of the active plan participants.
The following tables present the total (income) charges related to all benefit plans for 2011, 2010 and 2009:

	Year Ended December 31,
	2011	2010	2009
Canadian pension plan	$0.3	$0.2	$0.1
VEBAs	(6.0)	5.1	5.3
Deferred compensation plan	0.2	1.3	0.4
Defined contribution plans	7.1	6.5	6.5
Total	$1.6	$13.1	$12.3

The following tables present the allocation of these (income) charges:

	Year Ended December 31,
	2011	2010	2009
Fabricated Products	$6.4	$6.4	$5.8
All Other	(4.8)	6.7	6.5
Total	$1.6	$13.1	$12.3

For all periods presented, the net periodic benefits relating to the VEBAs are included as a component of Selling, administrative, research and development and general expense within All Other and substantially all of the Fabricated Products segment’s related charges are in Cost of products sold, excluding depreciation, amortization and other items with the balance in Selling, administrative, research and development and general.
9. Multiemployer Pension Plans

Overview. The Company has employees represented by USW, International Association of Machinists (“IAM”) and International Brotherhood of Teamsters (“Teamsters”) and contributes to the respective multiemployer defined benefit pension plans under the terms of collective-bargaining agreements that cover its union-represented employees. The Company currently estimates that contributions will range from $2.0 to $4.0 per year through 2015.

The risks of participating in these multiemployer plans are different from single-employer plans in the following aspects:

a.	Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

b.	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

c.
If the Company chooses to stop participating in some of its multiemployer plans, the Company may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability. The Company has effectuated a complete withdrawal from the Teamster Local Union 786 Building Materials pension fund effective October 28, 2011 as a result of terminating the Plainfield, Illinois operation. The Company did not incur material liability or cash payments in connection with the withdrawal from this pension fund in 2011.

The Company's participation in material multiemployer pension plans for the annual period ended December 31, 2011, is outlined in the table below.

Pension Fund	EIN/Pension Plan Number[1]	Pension Protection Act Zone Status[2]		FIP/RP Status Pending/Implemented in 2011[3]	Contributions of the Company			Surcharge Imposed in 2011	Expiration Date of Collective-Bargaining Agreement
		2010	2009		2011	2010	2009

Steelworkers Pension Trust (USW)[4]	23-6648508	Green	Green	No	$2.6	$2.4	$2.3	No	Mar 2014 - Sep 2015
National Pension Plan(IAM)[5]	51-6031295	Green	Green	No	0.3	0.3	0.4	No	Dec 2013 - Nov 2014
Western Conference of Teamsters Pension Plan (Teamsters)[6]	91-6145047	Green	Green	No	0.3	0.2	0.3	No	May 2012
Canada Wide Industrial Pension Plan[7]	920120	N/A	N/A	N/A	0.4	0.4	0.3	N/A	Feb 2012
					$3.6	$3.3	$3.3

________________

[1]	The “EIN/Pension Plan Number” column provides the Employee Identification Number (EIN) and the three-digit plan number, if applicable.

[2]
Unless otherwise noted, the most recent Pension Protection Act (PPA) zone status available in 2011 and 2010 is for the plan's year-end at December 31, 2010, and December 31, 2009, respectively. The zone status is based on information that the Company received from the plan and is certified by the plan's actuary. Among other factors, plans in the red zone are generally less than 65% funded, plans in the yellow zone are less than 80% funded, and plans in the green zone are at least 80% funded.

[3]	The “FIP/RP Status Pending/Implemented” column indicates plans for which a Financial Improvement Plan (FIP) or a Rehabilitation Plan (RP) is either pending or has been implemented under the PPA.

[4]
The Company is party to three collective-bargaining agreements that require contributions to the Steelworkers Pension Trust. Current union contracts covering employees at the Newark, Ohio and Spokane, Washington facilities, Florence, Alabama facility and Richmond (Bellwood), Virginia facility expire in September 2015, March 2014 and November 2014, respectively. Of the three, the union contract covering employees at the Newark, Ohio and Spokane, Washington facilities is more significant because 80% of the Company's USW-represented employees are covered by that agreement. The union contracts covering employees at the Bellwood, Virginia facility and Florence, Alabama facility cover 14% and 6% of the Company's USW-related employees, respectively. The Company makes monthly contributions of (in whole dollars) $1.00 per hour worked by each bargaining unit employee to the Steelworkers Pension Trust except that (i) the monthly contributions per hour worked by each bargaining unit employee at the Company’s Newark, Ohio and Spokane, Washington facilities increased to (in whole dollars) $1.25 starting July 2010 and will increase to (in whole dollars) $1.50 in July 2015 and (ii) monthly contributions per hour worked by each bargaining unit employee at at the Florence, Alabama facility are (in whole dollars) $1.25 per hour. The Company is also party to two other collective-bargaining agreements covering employees at the Chandler, Arizona (Tube) and Kalamazoo, Michigan facilities. However, these agreements do not require contributions from the Company to the Steelworkers Pension Trust because the employees at these facilities are covered under the Company's defined contribution 401(k) savings plan.

[5]
The Company is party to two significant collective-bargaining agreements that require contributions to the National Pension Plan. Current union contracts covering employees at the Richmond (Bellwood), Virginia, and Sherman, Texas facilities expire in November 2014 and December 2013, respectively. Of the two, the union contract covering employees at the Sherman, Texas facility is more significant because 89% of the Company's IAM-represented employees are covered by that agreement. The union contract covering employees at the Richmond (Bellwood), Virginia facility covers 11% of the Company's IAM-represented employees. The Company makes monthly contributions of (in whole dollars) $1.00 per hour worked by each bargaining unit employee to the National Pension Plan.

[6]
The Company makes monthly contributions of (in whole dollars) $1.00 per hour worked by each bargaining unit employee at the Los Angeles, California facility to the Western Conference of Teamsters Pension Plan.

[7]
The Company makes monthly contributions of (in whole dollars) $1.15 per hour worked by each bargaining unit employee at the London, Ontario facility to the Canada Wide Industrial Pension Plan. Information relating to the Pension Protection Act zone status, FIP/RIP status and surcharge imposed are not applicable to this plan because it is a Canadian plan that does not follow the same regulations as plans that are U.S. based.

The Company was not listed in any of the plans' Forms 5500 as providing more than 5% of the total contributions for any of the plan years disclosed. At December 31, 2011, Forms 5500 were not available for the plan years ending in 2011. Further, there were no significant changes to the number of employees covered by the Company's multiemployer plans that would affect the period-to-period comparability of the contributions for the years presented.
10. Employee Incentive Plans
Short-term Incentive Plans (“STI Plans”)
The Company has a short-term incentive compensation plan for senior management and certain other employees payable at the Company’s election in cash, shares of common stock, or a combination of cash and shares of common stock. Amounts earned under the plan are based primarily on EVA of the Company’s core Fabricated Products business, adjusted for certain safety and performance factors. EVA, as defined by the Company's STI Plans, is a measure of the excess of the Company’s adjusted pre-tax operating income for a particular year over a pre-determined percentage of the adjusted net assets of the immediately preceding year, measured over a one year period. Most of the Company’s production facilities have similar programs for both hourly and salaried employees.
Total costs relating to STI Plans were recorded as follows, for each period presented:

	Year Ended December 31,
	2011	2010	2009
Cost of products sold	$3.2	$2.9	$2.8
Selling, administrative, research and development and general	5.2	3.9	3.2
Total costs recorded in connection with STI Plans	$8.4	$6.8	$6.0

The following table presents the allocation of the charges detailed above, by segment:

	Year Ended December 31,
	2011	2010	2009
Fabricated Products segment	$5.9	$4.8	$4.7
All Other	2.5	2.0	1.3
Total costs recorded in connection with STI Plans	$8.4	$6.8	$6.0

Long- term Incentive Programs
General. Officers and other key employees of the Company or one or more of its subsidiaries, as well as directors of the Company, are eligible to participate in the Kaiser Aluminum Corporation 2006 Equity and Performance Incentive Plan (as amended, the “Equity Incentive Plan”). The Equity Incentive Plan permits the granting of awards in the form of options to purchase common shares, stock appreciation rights, shares of non-vested and vested stock, restricted stock units, performance shares, performance units and other awards. The Equity Plan was originally effective as of July 6, 2006 and amended and restated from time to time. On June 1, 2010, the Board amended and restated the Plan in its entirety, with such amendment and restatement effective as of June 8, 2010, the date the Plan as so amended and restated was approved by the Company's stockholders. Effective as of February 8, 2012, the Board again amended and restated the Plan in its entirety to clarify that the maximum number of shares that the Company may withhold in connection with income realization cannot exceed the minimum amount of shares necessary to satisfy the payment of the statutorily minimum amount of taxes that the Company is required to withhold in connection with such income realization.The Equity Incentive Plan will expire on July 6, 2016, and no grants will be made thereunder after that date. The Company’s Board of Directors may, in its discretion, terminate the Equity

Incentive Plan at any time. The termination of the Equity Incentive Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination, and all grants made on or prior to the date of termination will remain in effect thereafter subject to the terms of the applicable grant agreement and the Equity Incentive Plan. Subject to certain adjustments that may be required from time to time to prevent dilution or enlargement of the rights of participants under the Equity Incentive Plan, a total of 2,722,222 common shares have been authorized for issuance under the Equity Incentive Plan. At December 31, 2011, 845,499 common shares were available for additional awards under the Equity Incentive Plan. Compensation charges relating to all awards under the Equity Incentive Plan are included in Selling, administrative, research and development expenses.
Non-vested Common Shares, Restricted Stock Units, and Performance Shares. The Company grants non-vested common shares to its non-employee directors, executive officers and other key employees. The non-vested common shares granted to non-employee directors are generally subject to a one-year vesting requirement. The non-vested common shares granted to executive officers and senior management are generally subject to a three-year cliff vesting requirement. The non-vested common shares granted to other key employees are generally subject to a three-year graded vesting requirement. In addition to non-vested common shares, the Company also grants restricted stock units to certain employees. The restricted stock units have rights similar to the rights of non-vested common shares, and the employee will receive one common share for each restricted stock unit upon the vesting of the restricted stock unit. With the exception of restricted stock units granted to eligible employees of the Company’s French subsidiary, restricted stock units are generally subject to a three-year graded vesting requirement, with one-third of the restricted stock units vesting on each of the first, second and third anniversary of the grant date. Restricted stock units granted to eligible employees of the Company’s French subsidiary vest two-thirds on the second anniversary of the grant date and one-third on the third anniversary of the grant date.
The Company also grants performance shares to executive officers and other key employees. Such awards are subject to performance requirements pertaining to the Company’s EVA performance (as set forth in each year’s LTI program), measured over the applicable three-year performance period. EVA is a measure of the excess of the Company’s adjusted pre-tax operating income for a particular year over a pre-determined percentage of the adjusted net assets of the immediately preceding year. The number of performance shares, if any, that will ultimately vest and result in the issuance of common shares depends on the average annual EVA achieved for the specified three-year performance periods. During the quarter ended March 31, 2011, a portion of the performance shares granted under the 2008-2010 LTI program vested (see “Summary of Activity” below). The vesting of performance shares and resulting issuance and delivery of common shares, if any, under the 2009-2011 LTI program, 2010-2012 LTI program and 2011-2013 LTI program will occur in 2012, 2013 and 2014, respectively. Holders of performance shares do not receive voting rights through the ownership of such performance shares.
     Non-cash Compensation Expense. Recorded costs by type of award under LTI programs were as follows, for each period presented:

	Year Ended December 31,
	2011	2010	2009
Service-based non-vested common shares and restricted stock units	$4.1	$3.6	$7.9
Performance shares	1.1	0.8	0.9
Service-based stock options	—	0.1	0.3
Total non-cash compensation expense	$5.2	$4.5	$9.1

The following table presents the allocation of the charges detailed above, by segment:

	Year Ended December 31,
	2011	2010	2009
Fabricated Products [1]	$1.5	$1.4	$3.5
All Other	3.7	3.1	5.6
Total non-cash compensation expense	$5.2	$4.5	$9.1
_________

[1]	Of the $3.5 compensation charge allocated to the Fabricated Products segment in 2009, $0.8 of the amount relates to the accelerated vesting of previously granted stock-based payments in connection with the Company's restructuring efforts in 2009 (see Note 16).

Unrecognized Gross Compensation Cost Data. The following table presents unrecognized gross compensation cost data, by type of award:

	December 31, 2011
	Unrecognized gross compensation costs, by award type	Expected period (in years) over which the remaining gross compensation costs will be recognized, by award type
Service-based non-vested common shares and restricted stock units	$3.1	1.7
Performance shares	$3.1	2.0

Summary of Activity. A summary of the activity with respect to non-vested common shares, restricted stock units and performance shares for the year ended December 31, 2011 is as follows:

	Non-Vested Common Shares		Restricted Stock Units		Performance Shares
	Shares	Weighted-Average Grant-Date Fair Value per Share	Units	Weighted-Average Grant-Date Fair Value per Unit	Shares	Weighted-Average Grant-Date Fair Value per Share
Outstanding at December 31, 2010	268,864	$27.91	7,872	$21.74	686,895	$26.84
Granted	83,066	47.07	2,182	46.59	188,741	46.65
Vested	(146,205)	36.84	(3,982)	17.16	(13,462)	62.83
Forfeited	(2,889)	33.47	—	—	(15,441)	26.24
Canceled	—	—	—	—	(68,799)	74.34
Outstanding at December 31, 2011	202,836	$29.24	6,072	$33.67	777,934	$26.84

The total grant-date fair value for shares granted during 2011, 2010 and 2009 was $12.8, $10.5 and $9.6, respectively. Total grant-date fair value for shares that vested during 2011, 2010 and 2009 was $6.3, $2.6 and $21.6.

Stock Options. As of December 31, 2011 and 2010, there were 20,791 and 22,077 fully-vested options outstanding, respectively, in each case exercisable to purchase common shares at $80.01 per share and having a remaining contractual life of 5.25 and 6.25 years, respectively. During 2011, 1,286 stock options expired. The grant date fair value of all options was $39.90 per share. No new options were granted and no existing options were forfeited or exercised during 2011.
Vested Stock. From time to time, the Company issues common shares to non-employee directors electing to receive common shares in lieu of all or a portion of their annual retainer fees. The fair value of these common shares is based on the fair value of the shares at the date of issuance and is immediately recognized in earnings as a period expense. During 2011, 2010 and 2009, the Company recorded $0.2, $0.2 and $0.1, respectively, relating to common shares granted to non-employee directors in lieu of all or a portion of their annual retainer fees.
Under the Equity Incentive Plan, participants may elect to have the Company withhold common shares to satisfy minimum statutory tax withholding obligations arising in connection with the exercise of stock options and vesting of non-vested shares, restricted stock units and performance shares. Any such shares withheld are canceled by the Company on the applicable vesting dates, which correspond to the times at which income to the employee is recognized. When the Company withholds these common shares, the Company is required to remit to the appropriate taxing authorities the fair value of the shares withheld as of the vesting date. During 2011 and 2010, 62,637 and 11,729 commons shares, respectively, were withheld and canceled for this purpose. No such shares were withheld and canceled in 2009.
11. Commitments and Contingencies

      Commitments. The Company has a variety of financial commitments, including purchase agreements, forward foreign exchange and forward sales contracts, indebtedness (and related Call Options and Warrants) and letters of credit (see Note 3 and Note 4).
Minimum rental commitments under operating leases at December 31, 2011, are as follows: years ending December 31, 2012 - $7.5; 2013 - $6.4, 2014 - $3.6, 2015 - $3.0, 2016 - $2.3, and thereafter - $33.0. Rental expenses were $10.0, $9.9 and $7.3 for 2011, 2010, and 2009, respectively. There are renewal options in various operating leases subject to certain terms and conditions.
Environmental Contingencies. The Company is subject to a number of environmental laws, to fines or penalties assessed for alleged breaches of the environmental laws, and to claims based upon such laws.
The Company has established procedures for regularly evaluating environmental loss contingencies, including those arising from environmental reviews and investigations and any other environmental remediation or compliance matters. The Company’s environmental accruals represent the Company’s undiscounted estimate of costs reasonably expected to be incurred based on presently enacted laws and regulations, existing requirements, currently available facts, existing technology, and the Company’s assessment of the likely remediation actions to be taken.
The following table presents the changes in such accruals, which are primarily included in Long-term liabilities.

	Year Ended December 31,
	2011	2010	2009
Beginning balance	$20.2	$9.7	$9.6
Additional accruals	3.9	13.9	2.4
Less expenditures	(2.1)	(3.4)	(2.3)
Ending balance	$22.0	$20.2	$9.7

During the third quarter of 2010, the Company increased its environmental accruals in connection with the Company's submission of a draft feasibility study to the Washington State Department of Ecology (“Washington State Ecology”) on September 8, 2010 (the “Feasibility Study”). The draft Feasibility Study included recommendations for a range of alternative remediations to primarily address the historical use of oils containing polychlorinated biphenyls, or PCBs, at the Company's Trentwood facility in Spokane, Washington which may be implemented over the next 30 years. During 2011, the Company continued to work with Washington State Ecology to revise the draft Feasibility Study and to determine viable remedial approaches. As of December 31, 2011, no agreement with Washington State Ecology had been reached on the final remediation approach. The draft Feasibility Study is still subject to further reviews, public comment and regulatory approvals before the final decree is issued. The Company expects the consent decree to be issued in late 2012.
At December 31, 2011, environmental accrual of $22.0 represented the Company's best estimate of the incremental cost based on proposed alternatives in the draft Feasibility Study related to the Company’s Trentwood facility in Spokane, Washington and on investigational studies and other remediation activities occurring at certain other locations owned by the Company. The Company expects that these remediation actions will be taken over the next 30 years and estimates that the incremental direct costs attributable to the remediation activities to be charged to these environmental accruals will be approximately $1.2 in 2012, $3.6 in 2013, $1.8 in 2014, $0.8 in 2015, $0.6 in 2016, $14.0 in 2017 and years thereafter through the balance of the 30-year period.
As additional facts are developed, feasibility studies are completed, draft remediation plans are modified, necessary regulatory approval for the implementation of remediation are obtained, alternative technologies are developed, and/or other factors change, there may be revisions to management’s estimates, and actual costs may exceed the current environmental accruals. The Company believes at this time that it is reasonably possible that undiscounted costs associated with these environmental matters may exceed current accruals by amounts that could be, in the aggregate, up to an estimated $21.7 over the next 30 years. It is reasonably possible that the Company’s recorded estimate may change in the next 12 months.
Other Contingencies. The Company is party to various lawsuits, claims, investigations, and administrative proceedings that arise in connection with past and current operations. The Company evaluates such matters on a case-by-case basis, and its policy is to vigorously contest any such claims it believes are without merit. The Company accrues for a legal liability when it is both probable that a liability has been incurred and the amount of the loss is reasonably estimatable. Quarterly, in addition to when changes in facts and circumstances require it, the Company reviews and adjusts these accruals to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel and other information, and events pertaining to a particular case. While uncertainties are inherent in the final outcome of such matters and it is presently impossible to determine the actual cost that may ultimately be incurred, management believes that it has sufficiently reserved for such matters and that the ultimate resolution of pending matters will not have a material adverse impact on its consolidated financial position, operating results, or liquidity.
12. Derivative Financial Instruments and Related Hedging Programs
     Overview. In conducting its business, the Company, from time to time, enters into derivative transactions, including forward contracts and options, to limit its economic (i.e., cash) exposure resulting from (i) metal price risk related to its sale of fabricated aluminum products and the purchase of metal used as raw material for its fabrication operations, (ii) energy price risk relating to fluctuating prices of natural gas and electricity used in its production processes, and (iii) foreign currency requirements with respect to its foreign subsidiaries, investment and cash commitments for equipment purchases. Additionally, in connection with the issuance of the Notes, the Company purchased cash-settled Call Options relating to the Company’s common stock to limit its exposure to the cash conversion feature of the Notes (see Note 3). The Company may modify the terms of its derivative contracts based on operational needs or financing objectives. As the Company’s operational hedging activities are generally designed to lock in a specified price or range of prices, realized gains or losses on the derivative contracts utilized in the hedging activities generally offset at least a portion of any losses or gains, respectively, on the transactions being hedged at the time the transactions occur. However, due to mark-to-market accounting, during the term of the derivative contracts, significant unrealized, non-cash gains and losses may be recorded in the income statement.
     Hedges of Operational Risks. The Company’s pricing of fabricated aluminum products is generally intended to lock in a conversion margin (representing the value added from the fabrication process(es)) and to pass metal price risk to its customers. However, in certain instances the Company enters into firm-price arrangements with its customers and incurs price risk on its anticipated aluminum purchases in respect of such customer orders. The Company uses third-party hedging instruments to limit exposure to metal price risks related to firm-price customer sales contracts. See Note 13 for additional information regarding the Company’s material derivative positions relating to hedges of operational risks, and their respective fair values.
During 2011, 2010 and 2009, total fabricated products shipments that contained fixed price terms were (in millions of pounds) 157.0, 97.0 and 162.7, respectively. At December 31, 2011, the Fabricated Products segment held contracts for the delivery of fabricated aluminum products that have the effect of creating price risk on anticipated purchases of aluminum for 2012 and 2013, totaling approximately (in millions of pounds) 103.1 and 0.4 , respectively.
A majority of the Company's derivative contracts relating to hedges of operational risks contain credit risk-related contingencies, which the Company tries to minimize or offset through the management of counterparty credit lines, the utilization of options as part of the hedging activities, or both. The Company regularly reviews the creditworthiness of its derivative counterparties and does not expect to incur a significant loss from the failure of any counterparties to perform under any agreements.
Hedges Relating to the Notes. As described in Note 3, the Company issued Notes in the aggregate principal amount of $175.0 on March 29, 2010. The conversion feature of the Notes can only be settled in cash and is required to be bifurcated from the Notes and treated as a separate derivative instrument. In order to offset the cash flow risk associated with the Bifurcated Conversion Feature, the Company purchased Call Options, which are accounted for as derivative instruments. The Company expects that the realized gain or loss from the Call Options will substantially offset the realized loss or gain of the Bifurcated Conversion Feature upon maturity of the Notes. However, because valuation assumptions for the Bifurcated Conversion Feature and the Call Option are not identical, over time the Company expects to record net unrealized gains and losses due to mark-to-market adjustments to the fair values of the two derivatives. See Note 13 for additional information regarding the fair values of the Bifurcated Conversion Feature and the Call Options.
The following table summarizes the Company's material derivative positions at December 31, 2011:

		Notional Amount of Contracts
Commodity	Maturity Period	(mmlbs)
Aluminum —
Fixed priced purchase contracts	1/12 through 11/13	103.5
Midwest premium swap contracts[1]	1/12 through 12/12	86.0

		Notional Amount of Contracts
Energy	Maturity Period	(mmbtu)
Natural gas —[2]
Call option purchase contracts	1/12 through 12/13	4,050,000
Put option sales contracts	1/12 through 12/13	4,050,000
Fixed priced purchase contracts	1/12 through 12/14	1,490,000

		Notional Amount of Contracts
Electricity	Maturity Period	(Mwh)
Fixed priced purchase contracts	1/12 through 12/12	219,600

		Notional Amount of Contracts
Hedges Relating to the Notes	Contract Period	(Common Shares)
Bifurcated Conversion Feature[3]	3/10 through 3/15	3,621,608
Call Options[3]	3/10 through 3/15	3,621,608
_________________________

[1]	Regional premiums represent the premium over the London Metal Exchange price for primary aluminum which is incurred on the Company's purchases of primary aluminum.

[2]
As of December 31, 2011, the Company's exposure to fluctuations in natural gas prices had been substantially reduced for approximately 85%, 53% and 5% of the expected natural gas purchases for 2012, 2013 and 2014, respectively.

[3]
The Bifurcated Conversion Feature represents the cash conversion feature of the Notes. To hedge against the potential cash outflows associated with the Bifurcated Conversion Feature, the Company purchased cash-settled Call Options. The Call Options have an exercise price equal to the conversion price of the Notes, subject to anti-dilution adjustment provisions substantially similar to the Notes, which may cause the exercise price to decrease and the notional amount of shares relating thereto to increase. The Call Options will expire upon the maturity of the Notes. Although the fair value of the Call Options is derived from a notional number of shares of the Company's common stock, the Call Options may only be settled in cash.

  The Company reflects the fair value of its derivative contracts on a gross basis in the Consolidated Balance Sheets (see Note 2).

Realized and Unrealized Gains and Losses. Realized and unrealized gains (losses) associated with all derivative contracts consisted of the following, for each period presented:

	Year Ended December 31,
	2011	2010	2009
Realized gains (losses):
Aluminum	$9.6	$(0.6)	$(29.2)
Natural Gas	(5.2)	(1.3)	(10.0)
Foreign Currency	—	—	(13.4)
Total realized gains (losses):	$4.4	$(1.9)	$(52.6)
Unrealized (losses) gains:
Aluminum	$(26.5)	$3.6	$61.2
Natural Gas	(1.6)	(4.4)	3.7
Electricity	(1.8)	—	—
Foreign Currency	—	0.1	15.6
Call Options	(2.1)	17.0	—
Bifurcated Cash Conversion Feature	6.1	(21.9)	—
Total unrealized (losses) gains	$(25.9)	$(5.6)	$80.5

13. Fair Value Measurements
Overview
The Company applies the fair value hierarchy established by GAAP for the recognition and measurement of assets and liabilities. An asset or liability's fair value classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, and considers counterparty risk in its assessment of fair value.
The fair values of financial assets and liabilities are measured on a recurring basis. The Company has elected not to carry any financial assets and liabilities at fair value, other than as required by GAAP. Financial assets and liabilities that the Company carries at fair value, as required by GAAP include: (i) its derivative instruments, (ii) the plan assets of the VEBAs and the Company's Canadian defined benefit pension plan, and (iii) available for sale securities, consisting of investments related to the Company's deferred compensation plan (see Note 8). The Company records certain other financial assets and liability at carrying value, see table below for the fair value disclosure of those assets and liabilities.
The majority of the Company's non-financial assets and liabilities, which include goodwill, intangible assets, inventories and property, plant, and equipment, are not required to be carried at fair value on a recurring basis. However, if certain triggering events occur (or at least annually for goodwill), an evaluation of a non-financial asset or liability is required, potentially resulting in an adjustment to the carrying amount of such asset or liability. For the years ended December 31, 2011 and December 31, 2010, the Company concluded that none of its non-financial assets and liabilities subject to fair value assessments on a non-recurring basis required a material adjustment to the carrying amount of such assets and liabilities.
Fair Values of Financial Assets and Liabilities
Fair Values of Derivative Assets and Liabilities. The Company's derivative contracts are valued at fair value using significant observable and unobservable inputs.
Commodity, Foreign Currency and Energy Hedges - The fair values of a majority of these derivative contracts are based upon trades in liquid markets. Valuation model inputs can generally be verified, and valuation techniques do not involve significant judgment. The Company has some derivative contracts, however, that do not have observable market quotes. For these financial instruments, management uses significant other observable inputs (e.g., information concerning regional premiums for swaps). Where appropriate, valuations are adjusted for various factors, such as bid/offer spreads.
Bifurcated Conversion Feature and Call Options - The fair value of the Bifurcated Conversion Feature is measured as the difference in the estimated fair value of the Notes and the estimated fair value of the Notes without the cash conversion feature. The Notes are valued based on the trading price of the Notes each period-end (see “All Other Financial Assets and Liabilities” below). The fair value of the Notes without the cash conversion feature is the present value of the series of the remaining fixed income cash flows under the Notes, with a mandatory redemption in 2015.
The Call Options are valued using a binomial lattice valuation model. Significant inputs to the model are the Company's stock price, risk-free interest rate, credit spread, dividend yield, expected volatility of the Company's stock price, and probability of certain corporate events, all of which are observable inputs by market participants.
The significant assumptions used in the determining the fair value of the Call Options at December 31, 2011 were as follows:

Stock price at December 31, 2011[1]	$45.88
Quarterly dividend yield (per share)[2]	$0.24
Risk-free interest rate[3]	0.42%
Credit spread (basis points)[4]	569
Expected volatility rate[5]	42%
____________

[1]	The Company's stock price has the most material impact to the fair values of the Call Options and the Notes, which drives the fair value of the Bifurcated Conversion Feature.

[2]	The Company used a discrete quarterly dividend payment of $0.24 per share based on historical and expected future quarterly dividend payments as of December 31, 2011.

[3]	The risk-free rate was based on the five-year and three-year Constant Maturity Treasury rate on December 31, 2011, compounded semi-annually.

[4]
The Company's credit rating was estimated to be between BB and B+ based on comparisons of its financial ratios and size to those of other rated companies. Using the Merrill Lynch High Yield index, the Company identified credit spreads for other debt issuances with similar credit ratings and used the median of such credit spreads.

[5]
The volatility rate was based on both observed volatility, which is based on the Company's historical stock price, and implied volatility from the Company's traded options. Such volatility was further adjusted to take into consideration market participant risk tolerance.

VEBA and Canadian Pension Plan Assets. The VEBA assets are managed by various investment advisors selected by the trustees of each of the VEBAs. The VEBA assets are outside of the Company's control, and the Company does not have insight into the investment strategies. The fair value of the VEBAs’ plan assets is based on information made available to the Company by the VEBA administrators.
The assets of the Company's Canadian pension plan are managed by advisors selected by the Company, with the investment portfolio subject to periodic review and evaluation by the Company's investment committee. The investment of assets in the Canadian pension plan is based upon the objective of maintaining a diversified portfolio of investments in order to minimize concentration of credit and market risks (such as interest rate, currency, equity price and liquidity risks). The degree of risk and risk tolerance take into account the obligation structure of the plan, the anticipated demand for funds and the maturity profiles required from the investment portfolio in light of these demands.
The fair value of the plan assets of the VEBAs and the Company's Canadian pension plan are reflected in the Company's Consolidated Balance Sheets at fair value. In determining the fair value of the plan assets at each annual period end, the Company utilizes primarily the results of valuations supplied by the investment advisors responsible for managing the assets of each plan.
Certain assets are valued based upon unadjusted quoted market prices in active markets that are accessible at the measurement date for identical, unrestricted assets (e.g., liquid securities listed on an exchange). Such assets are classified within Level 1 of the fair value hierarchy.
Valuation of other invested assets is based on significant observable inputs (e.g., net asset values of registered investment companies, valuations derived from actual market transactions, broker-dealer supplied valuations, or correlations between a given U.S. market and a non-U.S. security). Valuation model inputs can generally be verified and valuation techniques do not involve significant judgment. The fair values of such financial instruments are classified within Level 2 of the fair value hierarchy.
Available for sale securities. The Company holds assets in various investment funds at certain registered investment companies in connection with its deferred compensation program (see Note 1 and Note 8). Such assets are accounted for as available for sale securities and are measured and recorded at fair value based on the net asset value of the investment funds on a recurring basis at amortized cost. Such fair value input is considered a Level 2 input.
All Other Financial Assets and Liabilities. The Company believes that the fair value of its cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their respective carrying values due to their short maturities and nominal credit risk.
The Company believes that the fair value of Nichols Promissory Note materially approximates its carrying amount in light of the Company’s credit profile, the interest rate applicable to the Nichols Promissory Note, and its remaining duration. The foregoing fair value assessment is considered to be a Level 2 valuation within the fair value hierarchy.
The fair value of the Note is based on trading price of the Notes and is considered a Level 1 input in the fair value hierarchy.
The following table presents the Company's financial instruments, classified under the appropriate level of the fair value hierarchy, as of December 31, 2011:

	Level 1	Level 2	Level 3	Total
FINANCIAL ASSETS:
Derivative Instruments
Aluminum -
Fixed priced purchase contracts	$—	$0.3	$—	$0.3
Midwest premium swap contracts	—	—	0.1	0.1
Hedges Relating to the Notes -
Call Options	—	46.3	—	46.3

VEBAs and Canadian Pension Plan
Fixed income investment funds in registered investment companies[1]	—	413.3	—	413.3
Mortgage backed securities	—	33.9	—	33.9
Corporate debt securities[2]	—	39.1	—	39.1
Equity investment funds in registered investment companies[3]	—	52.3	—	52.3
United States Treasuries	—	1.6	—	1.6
Municipal debt securities	—	6.3	—	6.3
Cash and money market investments[4]	12.1	—	—	12.1
Asset backed securities	—	5.0	—	5.0
Diversified investment funds in registered investment companies[5]	—	12.3	—	12.3

All Other Financial Assets
Cash and cash equivalents	49.8	—	—	49.8
Available for sale securities	—	4.9	—	4.9
Total	$61.9	$615.3	$0.1	$677.3

FINANCIAL LIABILITIES:
Derivative Instruments
Aluminum -
Fixed priced purchase contracts	$—	$(7.8)	$—	$(7.8)
Midwest premium swap contracts	—	—	(0.1)	(0.1)

Natural Gas -
Put option sales contracts	—	(5.6)	—	(5.6)
Fixed priced purchase contracts	—	(1.3)	—	(1.3)
Electricity -
Fixed priced purchase contracts	—	(1.8)	—	(1.8)
Hedges Relating to the Notes -
Bifurcated Conversion Feature	—	(53.9)	—	(53.9)

All Other Financial Liabilities
Nichols Promissory Note	—	(4.7)	—	(4.7)
Notes	(203.0)	—	—	(203.0)
Total	$(203.0)	$(75.1)	$(0.1)	$(278.2)

The following table presents the Company's financial instruments classified under the appropriate level of the fair value hierarchy as of December 31, 2010:

	Level 1	Level 2	Level 3	Total
FINANCIAL ASSETS:
Derivative Instruments
Aluminum -
Call option purchase contracts	$—	$9.3	$—	$9.3
Put option purchase contracts	—	0.1	—	0.1
Fixed priced purchase contracts	—	18.2	—	18.2
Midwest premium swap contracts	—	—	0.2	0.2
Natural Gas -
Call option purchase contracts	—	0.3	—	0.3
Put option purchase contracts	—	2.5	—	2.5
Fixed priced purchase contracts	—	0.1	—	0.1
Hedges Relating to the Notes -
Call Options	—	48.4	—	48.4

VEBAs and Canadian Pension Plan
Fixed income investment funds in registered investment companies[1]	—	299.1	—	299.1
Mortgage backed securities	—	81.7	—	81.7
Corporate debt securities[2]	—	47.6	—	47.6
Equity investment funds in registered investment companies[3]	—	32.8	—	32.8
United States Treasuries	—	15.0	—	15.0
Municipal debt securities	—	7.1	—	7.1
Cash and money market investments[4]	11.2	—	—	11.2
Asset backed securities	—	10.1	—	10.1
Diversified investment funds in registered investment companies[5]	—	4.9	—	4.9

All Other Financial Assets

Cash and cash equivalents	135.6	—	—	135.6
Available for sale securities	—	4.6	—	4.6
Total	$146.8	$581.8	$0.2	$728.8

FINANCIAL LIABILITIES:
Derivative Instruments
Aluminum -
Call option sales contracts	$—	$(9.3)	$—	$(9.3)
Put option sales contracts	—	(0.1)	—	(0.1)
Fixed priced purchase contracts	—	(0.4)	—	(0.4)
Fixed priced sales contracts	—	(3.4)	—	(3.4)
Midwest premium swap contracts	—	—	(0.1)	(0.1)
Natural Gas -
Put option sales contracts	—	(4.6)	—	(4.6)
Fixed priced purchase contracts	—	(0.5)	—	(0.5)
Hedges Relating to the Notes -
Bifurcated Conversion Feature	—	(60.0)	—	(60.0)

All Other Financial Liabilities
Los Angeles Promissory Note	—	(7.0)	—	(7.0)
Nichols Promissory Note	—	(6.0)	—	(6.0)
Notes	(214.7)	—	—	(214.7)
Total	$(214.7)	$(91.3)	$(0.1)	$(306.1)
_________________________

1.
This category represents investments in various fixed income funds with multiple registered investment companies. Such funds invest in diversified portfolios, including (a) marketable fixed income securities such as (i) U.S. Treasury and other government issued debt securities, (ii) mortgage backed securities, (iii) asset backed securities, (iv) corporate bonds, notes and debentures in various sectors, (v) preferred stock, (vi) various deposit accounts and (vii) repurchase agreements and reverse repurchase agreements, (b) higher yielding, non-investment-grade fixed income securities in the high yield market, (c) debt securities of issuers located in countries with new or emerging markets, denominated in U.S. dollars or other foreign currencies and (d) fixed income instruments which may be represented by options, future contracts or swap agreements. The fair value of assets in this category is estimated using the net asset value per share of the investments.

2.
This category represents investments in fixed income corporate securities in various sectors. Investments in the industrial, financial and utilities sectors in 2011 represented approximately 53%, 38% and 9% of the total portfolio in this category, respectively. Investments in the industrial, financial and utilities sectors in 2010 represented approximately 53%, 36% and 11% of the total portfolio in this category, respectively. The fair value of assets in this category is estimated using the net asset value per share of the investments.

3.
This category represents investments in equity funds that invest in portfolios comprised of (i) equity securities of U.S. companies with a certain market capitalization threshold, (ii) American Depositary Receipts, or ADRs, for securities of non-U.S. issuers, and (iii) securities whose principal market is outside of U.S. The fair value of assets in this category is estimated using the net asset value per share of the investments. The fair value of assets in this category is estimated using the net asset value per share of the investments.

4.	This category represents cash and investments in various money market funds.

5.
The plan assets are invested in investment funds that hold a diversified portfolio of U.S and international equity securities and fixed income securities such as corporate bonds, government bonds, mortgage and asset backed securities. The fair value of assets in this category is estimated using the net asset value per share of the investments.

Financial instruments classified as Level 3 in the fair value hierarchy represent derivative contracts in which management has used at least one significant unobservable input in the valuation model. The following table presents a reconciliation of activity for such derivative contracts on a net basis:

Level 3
Balance at December 31, 2010	$0.1
Total realized/unrealized losses included in:
Cost of goods sold excluding depreciation expense	1.4
Transactions involving Level 3 derivative contracts:
Purchases	—
Sales	—
Issuances	—
Settlements	(1.5)
Transactions involving Level 3 derivatives - net	(1.5)
Transfers in and (or) out of Level 3 valuation hierarchy	—
Balance at December 31, 2011	$—

Total gains included in earnings attributable to the change in unrealized losses relating to derivative contracts held at December 31, 2011:	$—
Fair Values of Non-financial Assets and Liabilities
Idled Assets. Included within Property, plant and equipment - net as of December 31, 2010 was $5.5 of idled assets. Of the carrying amount of idled assets as of December 31, 2010, $1.1 represented equipment used by the Company’s Tulsa, Oklahoma facility prior to the closure of that facility in 2008, and $4.4 represented assets that were acquired by the Company but had not yet been placed into service. During 2011, $0.1 of such assets was subsequently placed into service. Idled assets included within Property, plant and equipment - net was $5.4 as of December 31, 2011. The value of such assets was estimated using a combination of the cost approach and market approach. The cost approach uses replacement cost, and the market approach uses prices, for similar assets to determine the value of assets, and both approaches use Level 3 fair value inputs.
     CAROs. The inputs in estimating the fair value of CAROs include: (i) the timing of when any such CARO cash flows may be incurred, (ii) incremental costs associated with special handling or treatment of CARO materials and (iii) the credit adjusted risk free rate applicable at the time additional CARO cash flows are estimated, all of which are considered Level 3 inputs as they involve significant judgment of the Company.
During 2010, the Company re-assessed and revised its estimates relating to the timing and future costs of various asbestos removal projects at one facility. Both upward and downward revisions relating to cost estimates were made. The following table summarizes the activity relating to the Company's CARO liabilities:

	Year Ended December 31,
	2011	2010	2009
Beginning balance	$3.8	$3.5	$3.3
Liabilities incurred during the period	—	—	—
Liabilities settled during the period	(0.1)	—	—
Accretion expense	0.3	0.3	0.2
Adjustment to accretion expense due to revisions to estimated cash flow[1]	—	(1.1)	—
Revisions to estimated cash flow	—	1.1	—
Ending balance	$4.0	$3.8	$3.5
__________________________________________
1    The adjustment increased both basic and diluted earnings per share for 2010 by approximately $0.05 per share.
The estimated fair value of CARO liabilities at December 31, 2011 and December 31, 2010 are based upon the application of a weighted-average credit-adjusted risk-free rate of 9.1%. CAROs are included in Other accrued liabilities or Long-term liabilities, as appropriate (see Note 2).

14. Earnings Per Share
Basic and diluted earnings per share for 2011, 2010 and 2009 were calculated as follows:

	Year Ended December 31,
	2011	2010	2009
Numerator:
Net income	$25.1	$12.0	$70.5
Less: Net income attributable to participating securities	—	(0.1)	(1.6)
Net income available to common stockholders	$25.1	$11.9	$68.9
Denominator - Weighted-average common shares outstanding (000):[1]
Basic	18,979	19,377	19,639
Diluted	18,979	19,377	19,639
Earnings per common share, Basic:
Net income per share	$1.32	$0.61	$3.51
Earnings per common share, Diluted:
Net income per share	$1.32	$0.61	$3.51
_____________

[1]
The basic weighted-average number of common shares outstanding during the period excludes unvested share-based payment awards. The diluted weighted-average number of common shares outstanding during the period is calculated under the two-class method, which does not take into account the dilutive effect of the unvested share-based payment awards.

The following table provides a detail of net income attributable to participating securities for 2011, 2010 and 2009:

	Year Ended	Year Ended	Year Ended
	December 31, 2011	December 31, 2010	December 31, 2009
Net income attributable to participating securities:[1]
Distributed income	$—	$0.1	$0.4
Undistributed income	—	—	1.2
Total net income attributable to participating securities	$—	$0.1	$1.6
Percentage of undistributed net income apportioned to participating securities	—%	—%	2%
__________________________

[1]
Net income attributable to participating securities for a given period includes both distributed and undistributed net income, as applicable. Distributed net income attributed to participating securities represents dividend and dividend equivalents declared on the participating securities that the Company expects to ultimately vest. Undistributed net income for a given period, if any, is apportioned to participating securities based on the weighted-average number of each class of securities outstanding during the applicable period as a percentage of the combined weighted-average number of these securities outstanding during the period. Undistributed losses are not allocated to participating securities, however, as holders of such securities do not have an obligation to fund net losses of the Company.

Options to purchase 20,791 common shares at an average exercise price of $80.01 per share were outstanding at December 31, 2011. The potential dilutive effect of options outstanding was zero for 2011, 2010 and 2009. Warrants relating to approximately 3.6 million common shares at an initial average exercise price of approximately $61.36 per share were outstanding at December 31, 2011. The potential dilutive effect of shares underlying the Warrants was zero for 2011 and 2010.

During 2011, 2010 and 2009, the Company paid a total of approximately $18.9 ($0.96 per common share), $19.0 ($0.96 per common share), and $19.6 ($0.96 per common share), respectively, in cash dividends to stockholders, including the holders of restricted stock, and dividend equivalents to the holders of restricted stock units and to the holders of any performance shares with respect to one half of the performance shares.
In June 2008, the Company’s Board of Directors authorized the repurchase of up to $75.0 of the Company’s common shares, with repurchase transactions to occur in open market and privately negotiated transactions at such times and prices as deemed appropriate by management and to be funded with the Company’s excess liquidity after giving consideration to internal and external growth opportunities and cash flows. At December 31, 2011, $46.9 was available for additional share repurchase.
During the first quarter of 2010, pursuant to a separate authorization from the Company's Board of Directors, the Company repurchased $44.2, or 1,151,900 shares of the Company's outstanding common stock, in privately negotiated, off-market transactions with purchasers of the Notes.
15. Segment and Geographical Area Information
The Company’s primary line of business is the production of semi-fabricated specialty aluminum products through 11 focused production facilities in the United States and one in Canada. The Company also owns a 49% interest in Anglesey, which owns and operates a secondary aluminum remelt and casting facility in Holyhead, Wales. Although Anglesey is decommissioning a portion of the site and pursuing the disposition of some of its assets, Anglesey currently expects to continue to conduct secondary aluminum remelt and casting operations.  The Company does not expect those efforts to impact the Company's results or result in any distribution by Anglesey to its owners.
Each of the Company’s North American production facilities is an operating segment. Such operating segments are aggregated for reporting purposes to one reportable segment, Fabricated Products. The Fabricated Products segment sells value-added products, such as aluminum sheet and plate and extruded and drawn products, which are primarily used in aerospace/high strength, general engineering, automotive, and other industrial applications.
At December 31, 2011, the Company’s operations also consisted of three other business units, Secondary Aluminum, Hedging, and Corporate and Other. On January 1, 2012, the Company began reviewing the results of the primary aluminum hedging activities, which prior to January 1, 2012 had been reported in the Hedging business unit, with the results of the Fabricated Products segment because the Company had begun to conduct such hedging activities with respect to primary aluminum solely for the Fabricated Products segment. Accordingly, all segment information presented herein has been re-casted to reflect the inclusion of primary aluminum hedging activities in the Fabricated Products segment for all periods presented, which resulted in a (decrease) increase of $(25.0), $3.1, and $74.8 in operating income of the Fabricated Products segment for the years ended 2011, 2010 and 2009, respectively, and an increase of $0.6 and $28.6 in Fabricated Products segment assets as of December 31, 2011 and December 31, 2010, respectively.
The Secondary Aluminum business unit sells value-added products, such as ingot and billet, produced at Anglesey, for which the Company receives a portion of a premium over normal commodity market prices. The Hedging business unit conducted hedging activities in respect of British Pound Sterling exchange rate risk relating to Anglesey’s smelting operations through September 30, 2009. The Corporate and Other business unit provides general and administrative support for the Company’s operations. For purposes of segment reporting under GAAP, the Company combines the three other business units, Secondary Aluminum, Hedging and the Corporate and Other into one category, which is referred to as All Other. All Other is not considered a reportable segment.
The accounting policies of the Fabricated Products segment are the same as those described in Note 1. Segment results are evaluated internally by management before any allocation of corporate overhead and without any charge for income taxes, interest expense, or Other operating charges, net.
The following tables provide financial information by operating segment for each period or as of each period-end, as applicable:

	Year Ended December 31,
	2011	2010	2009
Net Sales:
Fabricated Products	$1,301.3	$1,078.8	$897.1
All Other[1]	—	0.3	89.9
Total net sales	$1,301.3	$1,079.1	$987.0
Segment Operating Income (Loss):
Fabricated Products [2,3]	$83.6	$81.7	$148.4
All Other[4]	(28.6)	(40.6)	(29.7)
Total operating income	$55.0	$41.1	$118.7
Interest expense	(18.0)	(11.8)	—
Other income (expense), net	4.3	(4.2)	(0.1)
Income before income taxes	$41.3	$25.1	$118.6
Depreciation and Amortization:
Fabricated Products	$24.8	$19.4	$16.2
All Other	0.4	0.4	0.2
Total depreciation and amortization	$25.2	$19.8	$16.4
Capital expenditures:
Fabricated Products	$32.1	$38.0	$58.5
All Other	0.4	0.9	0.7
Total capital expenditures	$32.5	$38.9	$59.2

	December 31, 2011	December 31, 2010
Segment assets:
Fabricated Products	$637.0	$525.3
All Other[5]	683.6	793.6
Total assets	$1,320.6	$1,318.9
______________________

1
Net sales in All Other in 2010 represent residual activity involving primary aluminum purchased by the Company from Anglesey while it continued its smelting operations, prior to September 30, 2009, and resold by the Company in the first quarter of 2010. In connection with Anglesey’s remelt operations beginning in the fourth quarter of 2009, the Company changed its basis of revenue recognition from gross to a net basis (see Note 1).

2
Operating results in the Fabricated Products segment for 2011, 2010 and 2009 included non-cash LIFO inventory (benefits) charges of $(7.1), $16.5 and $8.7, respectively. Also included in the Fabricated Products segment operating results for 2009 were $9.3 of lower of cost or market inventory write-down and $5.4 of restructuring charges relating to the restructuring plans involving the Company's Tulsa, Oklahoma and Bellwood, Virginia facilities. Restructuring charges in 2011 and 2010 were not material. Also included in the Fabricated Products segment operating results for 2011, 2010 and 2009 were $1.7, $13.6 and $0.7, respectively, of environmental expense. Fabricated Products segment operating results for 2010 also included $3.9 of asset impairment charge relating to certain Property, plant and equipment.

3
Fabricated Products segment results for 2011, 2010 and 2009 include non-cash mark-to-market (losses) gains on primary aluminum, natural gas, electricity and foreign currency hedging activities totaling $(29.9), $(0.7) and $66.1, respectively. For further discussion regarding mark-to-market matters, see Note 12.

4
Operating results of All Other for 2009 include non-cash mark-to-market gain on foreign currency derivatives of $14.4. Also included in the operating income of All Other were $1.8 of impairment charges in 2009 relating to the Company's investment in Anglesey.

5	Assets in All Other represent primarily all of the Company’s cash and cash equivalents, financial derivative assets, net assets in respect of VEBA(s) and net deferred income tax assets.

Geographic information for net sales, based on country of origin, and income taxes paid are as follows:

	Year Ended December 31,
	2011	2010	2009
Net sales to unaffiliated customers:
Fabricated Products —
United States	$1,195.1	$991.2	$840.1
Canada	106.2	87.6	57.0
Total Fabricated Products net sales	1,301.3	1,078.8	897.1
All Other —
United Kingdom	—	0.3	89.9
Total All Other net sales	—	0.3	89.9
Total net sales	$1,301.3	$1,079.1	$987.0
Income Taxes Paid:
Fabricated Products —
United States	$1.7	$0.1	$4.0
Canada	1.8	0.7	8.8
Total income taxes paid	$3.5	$0.8	$12.8

The aggregate foreign currency transaction gains (losses) included in determining net income were immaterial for 2011, 2010 and 2009. Sales to the Company’s largest fabricated products customer accounted for sales of approximately 21%, 23% and 20% of total revenue in 2011, 2010 and 2009, respectively. The loss of the Company’s largest customer would have a material adverse effect on the Company taken as a whole. However, in the Company’s opinion, the relationship between the customer and the Company is good, and the risk of loss of the customer is remote. Export sales were approximately 14%, 13% and 10% of total revenue during 2011, 2010 and 2009, respectively.

16. Restructuring and Other Exit Activities
During 2008 and 2009, the Company closed the Tulsa, Oklahoma facility and curtailed operations at the Bellwood, Virginia facility to focus solely on drive shaft and seamless tube products. These restructuring efforts were substantially completed by the end of 2009. Restructuring costs and other charges were $5.4 in 2009 primarily related to employee termination costs. The Company recorded an immaterial amount of restructuring benefits in 2010 primarily related to $1.0 of revisions of estimated employee termination costs, offset by an additional restructuring charge of $0.7 relating to the impairment of certain Construction in Progress assets. Restructuring benefits in 2011 were $0.3 primarily reflecting revisions of estimated employee termination costs.
All restructuring costs and other charges in connection with above-referenced restructuring plans were incurred and recorded in the Company's Fabricated Products segment.
The following table summarizes the activity relating to cash obligations arising from the Company's restructuring plans:

Employee Termination and Other Personnel Costs
Restructuring obligations at December 31, 2008	$4.5
Cash restructuring costs and other charges incurred in 2009	3.3
Cash payments in 2009	(5.5)
Restructuring obligations at December 31, 2009	2.3
Cash restructuring costs and other benefits incurred in 2010	(1.0)
Cash payments in 2010	(0.9)
Restructuring obligations at December 31, 2010	0.4
Cash restructuring costs and other benefits incurred in 2011	(0.2)
Cash payments in 2011	(0.2)
Restructuring obligations at December 31, 2011	$—

In addition to the restructuring activities above, the Company sold its manufacturing facility located in Greenwood, South Carolina for cash consideration of $4.8 in July 2010. The Greenwood, South Carolina facility produced forged aluminum products, which no longer fit within the Company's strategic portfolio of product offerings. In connection with the sale, the Company recorded a $1.9 impairment charge to reduce the carrying value of the assets classified as held-for-sale to their estimated fair value, less costs to sell. Such impairment loss was included in Other operating charges (benefit) in the Statements of Consolidated Income and was included as part of the Fabricated Products segment results.
17. Supplemental Cash Flow Information

	Year Ended December 31,
	2011	2010	2009
Supplemental disclosure of cash flow information:
Interest paid	$10.4	$6.0	$2.0
Income taxes paid	$3.5	$0.8	$12.8
Supplemental disclosure of non-cash transactions:
Non-cash capital expenditures	$1.8	$1.7	$5.3
Issuance of Nichols Promissory Note — Note 4	$—	$6.7	$—
Capital leases acquired	$0.3	$—	$—

18. Other Income (Expense), Net
Other income (expense), net consisted of the following, for each period presented:

	Year Ended December 31,
	2011	2010	2009
Interest income	$0.2	$0.3	$0.1
Unrealized gains (losses) on financial derivatives [1]	4.0	(4.9)	—
All other, net	0.1	0.4	(0.2)
Other non-operating income (expense), net	$4.3	$(4.2)	$(0.1)
____________

[1]	See “Derivative Financial Instruments” in Note 1 for a discussion of accounting policy for such instruments.
19. Other Comprehensive (Loss) Income
The following table presents the tax effect allocated to each component of other comprehensive (loss) income for each period presented:

	Before-Tax	Income Tax	Net-of-Tax
	Amount	(Expense) Benefit	Amount
2011
Defined benefit pension plan and VEBAs:
Net actuarial loss arising during the period	$(110.6)	$42.2	$(68.4)
Reclassification adjustments:
Less: amortization of net actuarial gain	0.6	(0.2)	0.4
Less: amortization of prior service cost	4.2	(1.6)	2.6
Total loss recognized in Accumulated other comprehensive loss related to defined benefit pension plan and VEBAs	(105.8)	40.4	(65.4)
Unrealized loss on available for sale securities	(0.1)	—	(0.1)
Foreign currency translation adjustment	0.2	—	0.2
Other comprehensive loss	$(105.7)	$40.4	$(65.3)
2010
Defined benefit pension plan and VEBAs:
Net actuarial gain arising during the period	$25.5	$(9.7)	$15.8
Reclassification adjustments:
Less: amortization of net actuarial gain	0.7	(0.2)	0.5
Less: amortization of prior service cost	4.2	(1.6)	2.6
Total income recognized in Accumulated other comprehensive income related to defined benefit pension plans	30.4	(11.5)	18.9
Unrealized gain on available for sale securities	0.1	—	0.1
Foreign currency translation adjustment	(0.5)	—	(0.5)
Other comprehensive income	$30.0	$(11.5)	$18.5
2009
Defined benefit pension plan and VEBAs:
Net actuarial gain arising during the period	$66.3	$(25.0)	$41.3
Prior service cost arising during the period	(33.8)	12.7	(21.1)
Reclassification adjustments
Less: amortization of net actuarial loss	3.8	(1.4)	2.4
Less: amortization of prior service cost	1.6	(0.6)	1.0
Total income recognized in Accumulated other comprehensive income related to defined benefit pension plans	37.9	(14.3)	23.6
Foreign currency translation adjustment	(1.5)	—	(1.5)
Other comprehensive income	$36.4	$(14.3)	$22.1

20. Restatement of Previously Issued Consolidated Financial Statements

The Company accounts for the postretirement medical benefits to be paid by the VEBAs as defined benefit postretirement plans with the current VEBA assets and future variable contributions and earnings thereon operating as a cap on the benefits to be paid. Subsequent to the issuance of the consolidated financial statements for the year ended December 31, 2010, the Company identified errors in the accuracy and completeness of the data previously provided by the Union VEBA. The Company determined that it had omitted certain deferred retirees from the Union VEBA's participant population and misinterpreted the benefit election of certain participants for the years ended December 31, 2009 and December 31, 2010. As a result of this omission and misinterpretation, the Company has restated the consolidated financial statements for the years ended December 31, 2009 and December 31, 2010 and each of the interim periods in 2010 and 2011 to reflect the full effects of these errors, which management believes are not material to its previously issued consolidated financial statements.

The following is a summary of the effects of the restatement on the Company's Statements of Consolidated Income, Statements of Comprehensive (Loss) Income, Statements of Consolidated Stockholders' Equity and Statements of Cash Flows for the years ended December 31, 2010 and 2009 and Consolidated Balance Sheet as of December 31, 2010 (in millions of dollars, except per share amounts):

	December 31, 2010
	Previously Reported	Adjustment	Restated
Consolidated Balance Sheets:
Net asset in respect of VEBA(s)	$195.7	$(37.7)	$158.0
Deferred tax assets — net	231.1	14.2	245.3
Total assets	1,342.4	(23.5)	1,318.9
Retained earnings	80.1	(2.1)	78.0
Accumulated other comprehensive income (loss)	1.7	(21.4)	(19.7)
Total stockholders’ equity	912.2	(23.5)	888.7
Total liabilities and equity	1,342.4	(23.5)	1,318.9

	Year ended December 31, 2010
	Previously Reported	Adjustment	Restated
Statements of Consolidated Income:
Selling, administrative, research and development, and general	$64.4	$3.3	$67.7
Total costs and expenses	1,034.7	3.3	1,038.0
Operating income	44.4	(3.3)	41.1
Income before income taxes	28.4	(3.3)	25.1
Income tax provision	(14.3)	1.2	(13.1)
Net income	14.1	(2.1)	12.0
Earnings per common share, Basic:
Net income per share	$0.72	$(0.11)	$0.61
Earnings per common share, Diluted:
Net income per share	$0.72	$(0.11)	$0.61

Statements of Consolidated Comprehensive (Loss) Income:[1]
Net income	$14.1	$(2.1)	$12.0
Other comprehensive (loss) income:
Defined benefit pension plan and VEBAs
Net actuarial gain arising during the period	11.4	14.1	25.5
Tax impact on net actuarial gain	(4.4)	(5.3)	(9.7)
Reclassification adjustments:
Less: amortization of net actuarial loss	(0.4)	1.1	0.7
Less: tax impact on amortization of net actuarial loss	0.2	(0.4)	(0.2)
Less: amortization of prior service cost	4.2	—	4.2
Less: tax impact on amortization of prior service cost	(1.6)	—	(1.6)

Comprehensive income	23.1	7.4	30.5

Statements of Consolidated Stockholders' Equity:[1]
Net income	$14.1	$(2.1)	$12.0
Retained earnings	80.1	(2.1)	78.0
Accumulated other comprehensive income (loss)	1.7	(21.4)	(19.7)
Total stockholders' equity	912.2	(23.5)	888.7

Statements of Consolidated Cash Flows:
Net income	$14.1	$(2.1)	$12.0
Deferred income taxes	14.5	(1.2)	13.3
Non-cash net periodic benefit cost[2]	—	5.1	5.1
Other non-cash changes in assets and liabilities[2]	1.0	(1.7)	(0.7)

	Year ended December 31, 2009
	Previously Reported	Adjustment	Restated
Statements of Consolidated Comprehensive (Loss) Income:[1]
Other comprehensive (loss) income:
Defined benefit pension plan and VEBAs
Net actuarial gain arising during the period	$114.6	$(48.3)	$66.3
Tax impact on net actuarial gain	(43.2)	18.2	(25.0)
Prior service cost arising during the period	(32.4)	(1.4)	(33.8)
Tax impact on prior service cost	12.2	0.5	12.7
Comprehensive income	123.5	(30.9)	92.6

Statements of Consolidated Stockholders' Equity:[1]
Accumulated other comprehensive loss	$(7.3)	$(30.9)	$(38.2)
Total stockholders' equity	901.2	(30.9)	870.3
_______________________________

[1]
Total comprehensive (loss) income and components of other comprehensive (loss) income were previously included in the Statement of Stockholders' Equity. In 2011, the Company presented the Statement of Comprehensive (Loss) Income as a separate statement in accordance with ASU 2011-05. As such, the Previously Reported amounts in the tables above reflect the changes in the presentation.

[2]
Non-cash net periodic benefit cost was included within Other non-cash changes in assets and liabilities in 2010. Such amount has been reclassified from Other non-cash changes in assets and liabilities to conform to current period presentation.

21. Subsequent Events
The Company has evaluated events subsequent to December 31, 2011, to assess the need for potential recognition or disclosure in herein. Such events were evaluated through the date these financial statements were issued. Based upon this evaluation, it was determined that no subsequent events occurred that require recognition in the consolidated financial statements and that the following items represent subsequent events that merit disclosure herein:

Dividend Declaration. On January 13, 2012, the Company announced that its Board of Directors approved the declaration of a quarterly cash dividend of $0.25 per common share, or $4.9 (including dividend equivalents), which was paid on February 15, 2012 to stockholders of record at the close of business on January 24, 2012.
Quarterly cash dividend exceeding $0.24 per share has certain impacts on the conversion rate on our Notes, the exercise price of the Call Options and Warrants. See Note 3 for additional detail.

22. Condensed Guarantor and Non-Guarantor Financial Information

On May 23, 2012, Kaiser Aluminum Corporation (the "Parent") issued $225.0 aggregate principal amount of its 8.250% Senior Notes due 2020 (the “Senior Notes”) pursuant to an indenture, dated May 23, 2012 (the “Indenture”), among the Parent, the subsidiary guarantors party thereto (the “Guarantor Subsidiaries”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Guarantor Subsidiaries currently include Kaiser Aluminum Investments Company, Kaiser Aluminum Fabricated Products, LLC, Kaiser Aluminum Mill Products Inc., Kaiser Aluminum Washington, LLC and Kaiser Aluminum Alexco, LLC, all of which are 100% owned by the Parent. The guarantees are full and unconditional and joint and several.

Pursuant to the requirements of Section 210.3-10(f) of Regulation S-X, the following tables present the condensed consolidating balance sheets as of December 31, 2011 and December 31, 2010, and the condensed consolidating statements of comprehensive income and condensed consolidating statements of cash flow for the years ended December 31, 2011, December 31, 2010 and December 31, 2009 for (i) the Parent and issuer, (ii) the Guarantor Subsidiaries on a combined basis, (iii) the Non-Guarantor Subsidiaries (as defined below) on a combined basis, (iv) Consolidating Adjustments (as defined below), and (v) total consolidated amounts. In the following tables, the "Guarantor Subsidiaries" include, in addition to the current Guarantor Subsidiaries, Kaiser Aluminium International, Inc. and include Kaiser Aluminum Washington, LLC and Kaiser Aluminum Alexco, LLC for 2011 only; "Non-Guarantor Subsidiaries" refers to Kaiser Aluminum Canada Limited, Trochus Insurance Company, DCO Management, LLC, Kaiser Aluminum France, S.A.S. and Kaiser Aluminum Beijing Trading Company (for 2011 only); and "Consolidating Adjustments" represent the adjustments necessary to eliminate the investments in the Company's subsidiaries and other intercompany sales and cost of sales transactions. The condensed consolidating financial information should be read in conjunction with the consolidated financial statements herein.

CONDENSED CONSOLIDATING BALANCE SHEETS
December 31, 2011

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$5.0	$43.0	$1.8	$—	$49.8
Receivables:
Trade, less allowance for doubtful receivables	—	96.0	2.9	—	98.9
Intercompany receivables	—	2.3	0.2	(2.5)	—
Other	—	0.8	0.4	—	1.2
Inventories	—	196.6	9.1	—	205.7
Prepaid expenses and other current assets	6.9	71.0	1.0	—	78.9
Total current assets	11.9	409.7	15.4	(2.5)	434.5
Investments in and advances to unconsolidated affiliates	1,036.9	5.8	—	(1,042.7)	—
Property, plant, and equipment — net	—	355.9	11.9	—	367.8
Long-term intercompany receivables	—	22.0	2.5	(24.5)	—
Net asset in respect of VEBA(s)	—	144.7	—	—	144.7
Deferred tax assets — net	—	218.9	(0.6)	8.6	226.9
Intangible assets — net	—	37.2	—	—	37.2
Goodwill	—	37.2	—	—	37.2
Other assets	50.2	19.2	2.9	—	72.3
Total	$1,099.0	$1,250.6	$32.1	$(1,061.1)	$1,320.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$57.1	$5.1	$—	$62.2
Intercompany payable	—	0.2	2.3	(2.5)	—
Accrued salaries, wages, and related expenses	—	28.7	2.2	—	30.9
Other accrued liabilities	2.2	38.0	0.8	—	41.0
Payable to affiliate	—	14.4	—	—	14.4
Long-term debt-current portion	—	1.3	—	—	1.3
Total current liabilities	2.2	139.7	10.4	(2.5)	149.8
Net liability in respect of VEBA	—	20.6	—	—	20.6
Long-term intercompany payable	22.0	2.5	—	(24.5)	—
Long-term liabilities	54.0	53.5	18.5	—	126.0
Cash convertible senior notes	148.0		—	—	148.0
Other long-term debt	—	3.4	—	—	3.4
Total liabilities	226.2	219.7	28.9	(27.0)	447.8

Total stockholders’ equity	872.8	1,030.9	3.2	(1,034.1)	872.8
Total	$1,099.0	$1,250.6	$32.1	$(1,061.1)	$1,320.6

CONDENSED CONSOLIDATING BALANCE SHEETS
December 31, 2010

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$5.0	$129.6	$1.0	$—	$135.6
Receivables:
Trade, less allowance for doubtful receivables	—	80.3	2.7	—	83.0
Intercompany receivables	—	2.6	0.2	(2.8)	—
Other	—	3.8	1.4	—	5.2
Inventories	—	158.8	8.7	—	167.5
Prepaid expenses and other current assets	—	79.0	1.1	—	80.1
Total current assets	5.0	454.1	15.1	(2.8)	471.4
Investments in and advances to unconsolidated affiliates	1,016.5	4.1	—	(1,020.6)	—
Property, plant, and equipment — net	—	341.8	12.3	—	354.1
Long-term intercompany receivables	10.2	—	2.8	(13.0)	—
Net asset in respect of VEBA(s)	—	158.0	—	—	158.0
Deferred tax assets — net	—	236.5	(0.1)	8.9	245.3
Intangible assets — net	—	4.0	—	—	4.0
Goodwill	—	3.1	—	—	3.1
Other assets	60.4	19.6	3.0	—	83.0
Total	$1,092.1	$1,221.2	$33.1	$(1,027.5)	$1,318.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$43.9	$6.9	$—	$50.8
Intercompany payable	—	0.2	2.6	(2.8)	—
Accrued salaries, wages, and related expenses	—	28.5	2.6	—	31.1
Other accrued liabilities	2.0	37.9	2.1	—	42.0
Payable to affiliate	—	17.1	—	—	17.1
Long-term debt-current portion	—	1.3	—	—	1.3
Total current liabilities	2.0	128.9	14.2	(2.8)	142.3
Long-term intercompany payable	—	13.0	—	(13.0)	—
Long-term liabilities	60.0	58.1	16.6	—	134.7
Cash convertible senior notes	141.4	—	—	—	141.4
Other long-term debt	—	11.8	—	—	11.8
Total liabilities	203.4	211.8	30.8	(15.8)	430.2

Total stockholders’ equity	888.7	1,009.4	2.3	(1,011.7)	888.7
Total	$1,092.1	$1,221.2	$33.1	$(1,027.5)	$1,318.9

CONDENSED STATEMENT OF CONSOLIDATING COMPREHENSIVE INCOME
Year Ended December 31, 2011

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net sales	$—	$1,264.5	$133.6	$(96.8)	$1,301.3
Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation, amortization and other items	—	1,128.6	125.4	(95.1)	1,158.9
Restructuring costs and other (benefits) charges	—	(0.3)	—	—	(0.3)
Depreciation and amortization	—	24.3	0.9	—	25.2
Selling, administrative, research and development, and general	1.8	56.3	6.2	(1.6)	62.7
Other operating (benefits) charges, net	—	0.1	(0.3)	—	(0.2)
Total costs and expenses	1.8	1,209.0	132.2	(96.7)	1,246.3
Operating (loss) income	(1.8)	55.5	1.4	(0.1)	55.0
Other (expense) income:
Interest expense	(16.2)	(1.8)	—	—	(18.0)
Other income (expense), net	4.0	0.4	(0.1)	—	4.3
(Loss) income before income taxes	(14.0)	54.1	1.3	(0.1)	41.3
Income tax provision	—	(21.8)	(0.6)	6.2	(16.2)
Earnings in equity of subsidiaries	39.1	0.8	—	(39.9)	—
Net income	$25.1	$33.1	$0.7	$(33.8)	$25.1

Comprehensive (loss) income	$(40.2)	$(32.2)	$0.7	$31.5	$(40.2)

CONDENSED STATEMENT OF CONSOLIDATING COMPREHENSIVE INCOME
Year Ended December 31, 2010

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net sales	$—	$1,046.9	$120.1	$(87.9)	$1,079.1
Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation, amortization and other items	—	920.4	113.0	(86.6)	946.8
Restructuring costs and other (benefits) charges	—	(0.3)	—	—	(0.3)
Depreciation and amortization	—	19.0	0.8	—	19.8
Selling, administrative, research and development, and general	1.7	59.9	7.4	(1.3)	67.7
Other operating (benefits) charges, net	—	4.0	—	—	4.0
Total costs and expenses	1.7	1,003.0	121.2	(87.9)	1,038.0
Operating (loss) income	(1.7)	43.9	(1.1)	—	41.1
Other (expense) income:
Interest expense	(11.3)	(0.5)	—	—	(11.8)
Other income (expense), net	(4.8)	0.5	0.1	—	(4.2)
(Loss) income before income taxes	(17.8)	43.9	(1.0)	—	25.1
Income tax provision	—	(21.6)	0.7	7.8	(13.1)
Earnings in equity of subsidiaries	29.8	(0.3)	—	(29.5)	—
Net income (loss)	$12.0	$22.0	$(0.3)	$(21.7)	$12.0

Comprehensive income (loss)	$30.5	$41.4	$(1.2)	$(40.2)	$30.5

CONDENSED STATEMENT OF CONSOLIDATING COMPREHENSIVE INCOME
Year Ended December 31, 2009

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net sales	$—	$968.9	$88.5	$(70.4)	$987.0
Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation, amortization and other items	—	753.4	81.7	(68.7)	766.4
Lower of cost or market inventory write-down	—	9.3	—	—	9.3
Impairment of investment in Anglesey	—	1.8	—	—	1.8
Restructuring costs and other charges	—	5.4	—	—	5.4
Depreciation and amortization	—	15.7	0.7	—	16.4
Selling, administrative, research and development, and general	1.4	64.1	5.6	(1.2)	69.9
Other operating (benefits) charges, net	—	0.1	(1.0)	—	(0.9)
Total costs and expenses	1.4	849.8	87.0	(69.9)	868.3
Operating (loss) income	(1.4)	119.1	1.5	(0.5)	118.7
Other (expense) income:
Other income (expense), net	0.1	(0.2)	—	—	(0.1)
(Loss) income before income taxes	(1.3)	118.9	1.5	(0.5)	118.6
Income tax provision	—	(48.2)	(0.9)	1.0	(48.1)
Earnings in equity of subsidiaries	71.8	—	—	(71.8)	—
Net income	$70.5	$70.7	$0.6	$(71.3)	$70.5

Comprehensive income	$92.6	$94.5	$(1.1)	$(93.4)	$92.6

CONDENSED STATEMENTS OF CONSOLIDATING CASH FLOWS
Year Ended December 31, 2011

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Cash flows from operating activities:
Net cash provided by operating activities	$22.0	$39.4	$1.4	$—	$62.8
Cash flows from investing activities:
Capital expenditures	—	(31.2)	(1.3)	—	(32.5)
Purchase of available for sale securities	—	(0.3)	—	—	(0.3)
Proceeds from disposal of property, plant and equipment	—	—	0.7	—	0.7
Cash payment for acquisition of manufacturing facility and related assets (net of $4.9 of cash received in connection with the acquisition in 2011)	—	(83.2)	—	—	(83.2)
Change in restricted cash	—	(1.0)	—	—	(1.0)
Net cash used in investing activities	—	(115.7)	(0.6)	—	(116.3)
Cash flows from financing activities:
Repayment of capital lease	—	(0.1)	—	—	(0.1)
Repayment of promissory notes	—	(8.3)	—	—	(8.3)
Cash paid for financing costs in connection with the revolving credit facility	—	(2.1)	—	—	(2.1)
Excess tax benefit upon vesting of non-vested shares and dividend payment on unvested shares expected to vest	—	0.2	—	—	0.2
Repurchase of common stock to cover employees' tax withholdings upon vesting of non-vested shares	(3.1)	—	—	—	(3.1)
Cash dividend paid to stockholders	(18.9)	—	—	—	(18.9)
Net cash used in financing activities	(22.0)	(10.3)	—	—	(32.3)
Net (decrease) increase in cash and cash equivalents during the period	—	(86.6)	0.8	—	(85.8)
Cash and cash equivalents at beginning of period	5.0	129.6	1.0	—	135.6
Cash and cash equivalents at end of period	$5.0	$43.0	$1.8	$—	$49.8

CONDENSED STATEMENTS OF CONSOLIDATING CASH FLOWS
Year Ended December 31, 2010

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Cash flows from operating activities:
Net cash provided by operating activities	$(83.8)	$148.5	$1.6	$—	$66.3
Cash flows from investing activities:
Capital expenditures	—	(37.4)	(1.5)	—	(38.9)
Purchase of available for sale securities	—	(4.4)	—	—	(4.4)
Proceeds from disposal of property, plant and equipment	—	4.8	—	—	4.8
Cash payment for acquisition of manufacturing facility and related assets	—	(9.0)	—	—	(9.0)
Change in restricted cash	—	1.1	—	—	1.1
Net cash used in investing activities	—	(44.9)	(1.5)	—	(46.4)
Cash flows from financing activities:
Proceeds from issuance of cash convertible senior notes	175.0	—	—	—	175.0
Cash paid for financing costs in connection with issuance of cash convertible senior notes	(5.9)	—	—	—	(5.9)
Purchase of call option in connection with issuance of cash convertible senior notes	(31.4)	—	—	—	(31.4)
Proceeds from issuance of warrants	14.3	—	—	—	14.3
Repayment of promissory notes	—	(0.7)	—	—	(0.7)
Cash paid for financing costs in connection with the revolving credit facility	—	(2.7)	—	—	(2.7)
Repurchase of common stock	(44.2)	—	—	—	(44.2)
Cash dividend paid to stockholders	(19.0)	—	—	—	(19.0)
Net cash provided by (used in) financing activities	88.8	(3.4)	—	—	85.4
Net increase in cash and cash equivalents during the period	5.0	100.2	0.1	—	105.3
Cash and cash equivalents at beginning of period	—	29.4	0.9	—	30.3
Cash and cash equivalents at end of period	$5.0	$129.6	$1.0	$—	$135.6

CONDENSED STATEMENTS OF CONSOLIDATING CASH FLOWS
Year Ended December 31, 2009

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Cash flows from operating activities:
Net cash provided by operating activities	$19.6	$106.4	$1.7	$—	$127.7
Cash flows from investing activities:
Capital expenditures	—	(58.3)	(0.9)	—	(59.2)
Change in restricted cash	—	18.5	—	—	18.5
Net cash used in investing activities	—	(39.8)	(0.9)	—	(40.7)
Cash flows from financing activities:
Borrowings under the revolving credit facility	—	111.6	—	—	111.6
Repayment of borrowings under the revolving credit facility	—	(147.6)	—	—	(147.6)
Cash paid for financing costs in connection with the revolving credit facility	—	(1.2)	—	—	(1.2)
Excess tax deficiency upon vesting of non-vested shares and dividend payment on unvested shares expected to vest	—	(0.1)	—	—	(0.1)
Cash dividend paid to stockholders	(19.6)	—	—	—	(19.6)
Net cash used in financing activities	(19.6)	(37.3)	—	—	(56.9)
Net increase in cash and cash equivalents during the period	—	29.3	0.8	—	30.1
Cash and cash equivalents at beginning of period	—	0.1	0.1	—	0.2
Cash and cash equivalents at end of period	$—	$29.4	$0.9	$—	$30.3

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
QUARTERLY FINANCIAL DATA (Unaudited)
(in millions of dollars, except share and per share amounts and as otherwise indicated)

The following tables present the unaudited financial data for each of the interim periods in 2011 and 2010. Subsequent to the issuance of the unaudited consolidated financial statements for the quarter ended September 30, 2011, the Company identified errors in the accuracy and completeness of the data previously provided by the Union VEBA. The Company determined that it had omitted certain deferred retirees from the Union VEBA's participant population and misinterpreted the benefit election of certain participants for the years ended December 31, 2009 and December 31, 2010. As a result of these errors, the previously presented unaudited consolidated quarterly financial statements for the interim periods in 2011 each contained a $0.7 overstatement of Operating income, a $0.4 overstatement of Net income and a $0.02 overstatement of Net income per share - basic and diluted, and the unaudited consolidated quarterly financial statements for the interim periods in 2010 each contained a $0.8 overstatement of Operating income, a $0.5 overstatement of Net income and a $0.03 overstatement of Net income per share - basic and diluted. The tables below reflect the unaudited restated amounts for each of the interim periods in 2011 and 2010 except for the quarter ended December 31, 2011. Management believes the effects of these errors are not material to any of its previously issued consolidated financial statements.

The restated financial information for each of the 2011 interim periods will also be reflected in the Company's Quarterly Report on Form 10-Q for corresponding interim periods ending in 2012, when such report is filed with the SEC.

	Quarter Ended 31-Mar	Quarter Ended 30-Jun	Quarter Ended 30-Sep	Quarter Ended 31-Dec
2011
Net sales	$322.6	$338.8	$322.3	$317.6
Cost of products sold, excluding depreciation, amortization and other items	280.9	300.0	297.7	280.3
Restructuring costs and other (benefits) charges	—	—	(0.3)	—
Gross Profit	41.7	38.8	24.9	37.3
Operating income	19.8	14.7	4.9	15.6
Net income	$10.8	$4.1	$4.1	$6.1
Earnings per common share, Basic:
Net income per share	$0.57	$0.22	$0.21	$0.33
Earnings per common share, Diluted:
Net income per share	$0.57	$0.22	$0.21	$0.33
Common stock market price:
High	$52.77	$54.62	$56.30	$49.46
Low	$45.88	$46.37	$43.71	$40.26

	Quarter Ended 31-Mar	Quarter Ended 30-Jun	Quarter Ended 30-Sep	Quarter Ended 31-Dec
2010
Net sales	$267.5	$282.4	$263.4	$265.8
Cost of products sold, excluding depreciation, amortization and other items	232.0	255.9	229.3	229.6
Restructuring costs and other (benefits) charges	(0.6)	0.1	(0.4)	0.6
Gross Profit	36.1	26.4	34.5	35.6
Operating income	14.0	3.2	12.3	11.6
Net income (loss)	$8.3	$(0.4)	$5.0	$(0.9)
Earnings per common share, Basic:
Net income (loss) per share	$0.41	$(0.02)	$0.26	$(0.05)
Earnings per common share, Diluted:
Net income (loss) per share	$0.41	$(0.02)	$0.26	$(0.05)
Common stock market price:
High	$44.40	$41.63	$43.23	$52.00
Low	$32.83	$32.91	$33.90	$42.07